UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Radian Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

April 8, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Radian Group Inc., which will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time, on Tuesday, May 11, 2004. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Since the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Howard S. Yaruss

Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, PA 19103-2337

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 11, 2004

TO THE STOCKHOLDERS OF

RADIAN GROUP INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of Radian Group Inc., a Delaware corporation, will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania, on Tuesday, May 11, 2004 at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms of three years each, to serve until their successors shall be elected and qualified;

2.	To amend and restate Radian’s Equity Compensation Plan to:

•	Increase the number of shares of Radian’s common stock available for issuance under the plan by 3,000,000 shares;

•	Extend the term of the plan from January 1, 2005 through December 31, 2006; and

•	Prohibit the repricing of outstanding stock options without stockholder approval, among other administrative changes;

3.	To adopt Radian’s Amended and Restated Certificate of Incorporation, which would, among other things:

•	Reflect the Board of Directors’ termination of Radian’s stockholder rights plan by eliminating Radian’s Series A Junior Participating Preferred Shares;

•	Declassify the Board of Directors (which would have the effect of reducing the term of each of Radian’s directors, including those directors elected pursuant to item 1 above, to a one year term);

•	Eliminate the supermajority stockholder vote requirements for certain changes to Radian’s governing documents and for business combinations not approved by the Board of Directors; and
•	Permit a majority of stockholders to act by written consent;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2004; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as of the close of business on March 15, 2004 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours from April 30, 2004 at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, PA 19103.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

Philadelphia, Pennsylvania

April 8, 2004

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, PA 19103-2337

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 11, 2004

The Radian Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2004 annual meeting of stockholders. A copy of the notice of meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning approximately April 8, 2004.

INFORMATION ABOUT VOTING

Who Can Vote

Only holders of record of our common stock at the close of business on March 15, 2004, will be entitled to vote at the meeting. As of that date, the record date, 94,344,896 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date. There is no other class of our stock outstanding that is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you do not give instructions on your proxy card as to how to vote your shares, we will vote them “For” the election of all nominees for director (Proposal 1) (and if unforeseen circumstances make it necessary for our Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person), “For” the amendment and restatement of our Equity Compensation Plan (Proposal 2), “For” the amendment and restatement of our Certificate of Incorporation (Proposal 3) and “For” the ratification of Deloitte & Touche LLP (Proposal 4).

You may revoke your proxy at any time before it is voted by notifying the Secretary of Radian in writing, by mailing to the Secretary another proxy that is properly signed or by voting in person at the meeting.

Your proxy vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this Proxy Statement even if you plan to attend the meeting. You can always change your vote at the meeting.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy.

The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors (Proposal 1). Accordingly, the four nominees receiving the highest number of “For” votes will be elected. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve Proposal 2 regarding the amendment and restatement of Radian’s Equity Compensation Plan. The affirmative vote of a majority of the outstanding shares entitled to vote on Proposal 3 is required to approve Proposal 3 regarding the amendment and restatement of Radian’s Certificate of Incorporation.

In the election of directors (Proposal 1), votes may be cast “For” or “Withheld”. Votes that are withheld will be considered present for purposes of determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Abstentions may not be specified for the election of directors. Abstentions may be specified on Proposal 2 regarding the amendment and restatement of Radian’s Equity Compensation Plan, Proposal 3 regarding the amendment and restatement of Radian’s Certificate of Incorporation, and Proposal 4 regarding ratification of the selection of our independent auditors. Abstentions will be considered present for purposes of determining whether a quorum exists, but will not be counted as votes cast “For” each of Proposals 2, 3, and 4 and will therefore have the same effect as a vote “Against” each of Proposals 2, 3, and 4.

A broker non-vote occurs when a member firm of the New York Stock Exchange holding shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer; the missing vote on each such matter is the “broker non-vote”. Under the Delaware General Corporation Law and our bylaws, all broker non-votes received at our meeting would:

(1)	be considered present for purposes of determining a quorum;

(2)	have no effect on the outcome of the election of directors, which requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors;

(3)	have no effect on the outcome of the vote on any matter the approval of which requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter (Proposals 2 and 4 at this year’s meeting); and

(4)	have the effect of a vote against any matter the approval of which requires the affirmative vote of a majority of the outstanding shares entitled to vote on that matter (Proposal 3 at this year’s meeting).

Brokers have the authority to vote their customers’ shares with respect to the election of directors (Proposal 1) and the ratification of the selection of our independent auditors (Proposal 4) in the absence of instructions from their customers as to how to vote on these matters. Brokers do not, however, have authority to vote their customers’ shares with respect to the amendment and restatement of Radian’s Equity Compensation Plan (Proposal 2) or the amendment and restatement of Radian’s Certificate of Incorporation (Proposal 3).

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. If any other matters are properly presented to the meeting for action, the shares represented by proxies will be voted in accordance with the best judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2004, which we will file with the U.S. Securities and Exchange Commission in early August 2004.

PROPOSALS REQUIRING YOUR VOTE

The proposals described below will be voted on at the meeting.

Proposal 1:    Election of Directors

Our Board of Directors currently consists of 11 directors divided into three classes, as equal in size as possible, serving staggered three year terms. Proposal 1 is to elect the following four nominees, each of whom is a current director, for a term beginning at the meeting and expiring at the 2007 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation: James W. Jennings, Roy J. Kasmar, Herbert Wender and Jan Nicholson. Ms. Nicholson joined Radian’s Board in September 2003. The remaining directors will continue to serve in accordance with their prior election or appointment. However, if Proposal 3 concerning, among other things, the declassification of our Board of Directors is approved by the stockholders at the meeting, the terms of all of our directors, including these four nominees, will expire at our 2005 annual meeting. For an explanation of how we propose to declassify our Board of Directors, following which all directors would be elected annually, see the discussion of Proposal 3 below.

For information regarding the director nominees and our other directors, see the section of this Proxy Statement entitled “CERTAIN CORPORATE GOVERNANCE MATTERS”.

The nominees have been nominated by our Board of Directors for re-election or election, as the case may be, at the meeting, and have consented to be named in this Proxy Statement and to serve if elected.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the election of the director nominees.

Proposal 2:    Amendment and Restatement of Radian’s Equity Compensation Plan

On February 10, 2004, our Board adopted amendments to the Radian Group Inc. Equity Compensation Plan, subject to stockholder approval, which would:

•	increase the number of shares of Radian’s common stock available for issuance under the plan by 3,000,000 shares, representing approximately 3.2% of our outstanding common stock;

•	extend the term of the plan by two years, through December 31, 2006; and

•	prohibit the repricing of outstanding stock options without stockholder approval, among other administrative changes.

The Equity Compensation Plan provides various forms of equity compensation, described below, in order to enable Radian to attract, retain and motivate officers, other key employees and directors. The plan’s purpose is to enable participants to increase their proprietary interest in Radian, which we believe will encourage them to contribute materially to Radian’s growth. The Equity Compensation Plan is the only plan under which Radian can currently grant stock options and other equity awards. All awards granted under the plan to date have been in the form of non-qualified stock options and phantom stock. The current plan is set to expire on January 1, 2005, and there are approximately 983,000 shares of common stock remaining available for issuance under the plan. Accordingly, the Board of Directors voted to extend the plan’s term and increase the number of shares available for issuance in order to enable Radian to continue to grant awards.

A summary of the proposed amendments to the Equity Compensation Plan is set forth below, followed by a general description of the full plan. The amendments have been incorporated into an amended and restated text of the plan, a copy of which is attached as Appendix A to this Proxy Statement. The following summaries are qualified in their entirety by reference to Appendix A.

Summary of the Amendments

Increase in Available Shares.    There are currently approximately 983,000 shares of Radian’s common stock remaining available for issuance under the plan, out of an original allocation of 6,400,000 shares. Under the amended and restated plan, the number of shares of Radian’s common stock available for issuance would be increased by 3,000,000 shares, from 6,400,000 shares to 9,400,000 shares (subject to adjustment for stock splits, stock dividends, recapitalizations or similar events affecting our common stock). The Board of Directors believes that this increase, representing approximately 3.2% of our outstanding shares, will serve the best interests of the Company by permitting us to operate the plan through its term as proposed to be extended.

Extension of Plan Term.    The current term of the plan would expire on January 1, 2005, which would be 10 years after its original effective date on January 1, 1995. Under the amended and restated plan, the expiration date of the plan would be extended by two years, from January 1, 2005 through December 31, 2006. The Board of Directors intends to consider, prior to the end of the extended term of the plan, whether to seek stockholder approval for a further extension of the plan, or for a new plan. Neither the proposed extension of the term of the plan, nor the expiration of the plan, would have any effect on the term of outstanding stock options, phantom stock or other awards under the plan.

Prohibition on Repricing.    The current text of the plan does not address the repricing of stock options. It is the Board of Directors’ long-standing policy not to reprice outstanding options, and the directors believe that it is appropriate for the plan to reflect this policy. Accordingly, the amended and restated plan specifically states that the Company will not reduce the exercise price of any option or other award granted under the plan, nor cancel an option or award in exchange for a replacement grant at a lower exercise price, without stockholder approval or ratification.

Other Administrative Changes.    The amended and restated plan incorporates a number of other changes to improve the administration of the plan including, among other things, changes to conform the amendment section of the plan to the current shareholder approval requirements of the New York Stock Exchange.

Description of the Plan

General.    The plan currently authorizes the issuance of up to 6,400,000 shares of Radian common stock, not including the additional 3,000,000 shares sought to be authorized in the amendment to the plan. Any shares subject to options or stock appreciation rights granted under the plan that terminate, expire or are cancelled without being exercised, and any shares of restricted stock or phantom stock that are forfeited, will become available for reissuance under the plan.

Administration of the Equity Compensation Plan.    The Compensation and Human Resources Committee of our Board of Directors, or another committee appointed by the Board, administers and interprets the plan. This committee must consist of two or more persons appointed by the Board from among its non-employee members. The committee has the sole authority to determine:

•	who is eligible to receive awards granted under the plan;

•	the type, size and terms of the awards;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant; and

•	any other matters arising under the plan.

Grants.    Awards under the plan may consist of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (referred to as “ISOs”), non-qualified stock options (referred to as “NQSOs”), restricted stock grants, stock appreciation rights (referred to as “SARs”) and phantom stock.

Eligibility for Participation.    Officers and other employees of Radian (or its affiliates) are eligible to participate in the plan. Non-employee directors are eligible to participate in the plan, but are not permitted to receive grants of ISOs. As of February 20, 2004, nine directors, eight executive officers and approximately 350 other employees were eligible to participate in the plan. The Compensation and Human Resources Committee of the Board approves awards based on the Chief Executive Officer’s recommendations for grants under the plan, and recommends to the Board awards to be granted to the Chief Executive Officer. Under the plan, no grantee may receive options (and related stock appreciation rights) for more than 150,000 shares of Radian common stock for any calendar year.

Purchase Price, Term, Vesting and Method of Exercise of Stock Options.    As proposed to be amended, the plan provides that the exercise price of Radian common stock subject to an ISO or NQSO shall not be less than its fair market value on the date the option is granted. If the grantee of an ISO owns more than 10% of the total combined voting power of all classes of stock of Radian, the exercise price of the ISO must not be less than 110% of the fair market value of a share of Radian common stock on the date the option is granted.

The Compensation and Human Resources Committee determines the term for each option, up to a 10-year maximum (except the term of an ISO may not exceed five years if the grantee owns more than 10% of the total combined voting power of all classes of stock of Radian). Unless otherwise specified in the grant letter, each option vests ratably over four years, beginning one year after the date of grant. As long as the grantee is still with Radian, if not sooner vested, each option fully vests upon the earliest of:

•	the grantee’s normal retirement date;

•	five years from the date of the grant;

•	the grantee’s death or disability; or

•	the occurrence of a change of control of Radian.

A grantee may pay the option price in cash or, with the Compensation and Human Resources Committee’s consent, shares of Radian common stock, or by making other arrangements satisfactory to Radian.

Phantom Stock.    The Compensation and Human Resources Committee may grant phantom stock awards under the plan, which entitle the grantee to receive shares of Radian common stock on a vesting date (referred to in the plan as the conversion date) established by the committee. The phantom stock may be subject to further vesting restrictions, as the committee determines. Unless provided otherwise in a grant letter, if a grantee’s relationship with Radian terminates during any period in which vesting restrictions apply, the phantom stock grant terminates as to all shares covered by the grant as to which vesting restrictions have not lapsed and such shares will be forfeited. Our practice to date has been to grant phantom stock to directors with a vesting date upon the termination of the director’s relationship with Radian, and to Radian executive officers (generally in lieu of a portion of their annual cash bonus) with a vesting date approximately one year after grant. Each share of phantom stock is granted at full value with no exercise price. All phantom stock will be paid in whole shares of Radian common stock, with fractional shares paid in cash.

Restricted Stock.    The Compensation and Human Resources Committee may issue shares of Radian common stock under a grant of restricted stock under the plan. The shares underlying a grant are issued in consideration for cash or services rendered having a value, as determined by the Board of Directors, at least equal to the par value of the common stock. If a grantee’s relationship with Radian terminates while the shares are subject to restrictions imposed by the Compensation and Human Resources Committee, the restricted stock grant will terminate with respect to all shares that are subject to restrictions, and such shares must be immediately returned to Radian. While shares are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Radian common stock, except to a successor grantee in the event of the grantee’s death. All restrictions imposed under a restricted stock grant lapse after the applicable restriction period or as the Compensation and Human Resources Committee may determine. The Company has not granted any restricted stock under the plan.

Stock Appreciation Rights.    The Compensation and Human Resources Committee may grant SARs to any grantee in tandem with a stock option, for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, the SARs relating to the Radian common stock covered by such option terminate. Upon the exercise of any SARs, the related option terminates to the extent of an equal number of shares of Radian common stock.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Radian common stock or a combination thereof. The stock appreciation for an SAR is the difference between the exercise price as described below and the fair market value of the underlying Radian common stock on the date of exercise of the SAR. The exercise price of a SAR is either:

•	the exercise price of the related stock option; or

•	the fair market value of a share of Radian common stock on the date of grant of the SAR, if the SAR is granted after the stock option and an exercise price equal to the option price would result in the disallowance of Radian’s expense deduction upon exercise of the SAR under Section 162(m) of the Internal Revenue Code.

An SAR is exercisable only for as long as the related stock option is also exercisable.

The Company has not granted any SARs under the plan.

Amendment and Termination of the Plan.    Radian’s Board of Directors may amend or terminate the plan at any time. However, the plan as amended would provide that Radian’s stockholders and the Compensation and Human Resources Committee must approve any amendment to the extent required by applicable law or U.S. Securities and Exchange Commission or New York Stock Exchange regulations.

As proposed to be amended, the plan would terminate on December 31, 2006 unless terminated earlier by Radian’s Board of Directors or further extended by the Board with approval of the stockholders.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Compensation and Human Resources Committee revokes or modifies a grant that is contrary to applicable law.

As proposed to be amended, the plan would prohibit the repricing of grants, as described above.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of Radian common stock may change as a result of changes made to Radian’s common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event happens, the number of shares of Radian common stock available for grants, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the Compensation and Human Resources Committee to reflect any increase or decrease in the number or kind of shares of Radian common stock.

If a change of control of Radian occurs, (i) all options outstanding under the plan will become immediately vested and exercisable and (ii) all restrictions on outstanding restricted stock and phantom stock grants will immediately lapse. A change of control of Radian occurs when:

•	a person or group, other than an employee, Radian, one of its affiliates or an employee benefit plan of Radian or such affiliate, acquires 20% or more of the shares of Radian then outstanding and entitled to vote for directors generally, or acquires substantially all of the assets of Radian; or

•	during any 24-month period, there is a change in the majority of the Radian Board of Directors, unless at least 75% of the individuals who were directors at the beginning of the 24-month period approve the election or nomination of at least 75% of the new directors.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences to grantees and to Radian of grants made under the Equity Compensation Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to Radian upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. Radian generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to income tax and FICA withholding. Upon the sale of shares acquired by exercise of an NQSO, a grantee will have a long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO was exercised.

Incentive Stock Options.    Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and Radian will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee disposes of shares acquired by exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price, and Radian will not be entitled to any tax deduction. For this purpose, a disposition of ISO shares includes not only a sale or exchange, but also a gift or other transfer (with certain exceptions such as transfers upon death).

If such a disposition occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. Radian generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

Phantom Stock.    The grantee will not recognize income upon the grant of phantom stock. Upon the vesting of phantom stock, the grantee will recognize ordinary compensation income equal to the fair market value of the shares of Radian common stock and any cash received. Radian generally is entitled to a corresponding deduction.

Restricted Stock.    A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and Radian will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the Radian common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the Radian common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. Radian will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of the Radian common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, Radian generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of the Radian common stock will be capital gain or loss. If, after making the election, any Radian common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Stock Appreciation Rights.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of the shares of Radian common stock received upon such exercise. Radian generally is entitled to a corresponding deduction.

Section 162(m).    Under the Equity Compensation Plan, grants of ISOs, NQSOs with an exercise price not less than fair market value on the date of grant, and related SARs are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the approval of our amended and restated Equity Compensation Plan.

Proposal 3:	Amendment and Restatement of Radian’s Certificate of Incorporation

Radian is committed to implementing the highest standards of corporate governance. Over the last one and one-half years, the Governance Committee of our Board of Directors has conducted a thorough examination and evaluation of our corporate governance practices. On February 10, 2004, upon the Governance Committee’s recommendation, our Board of Directors approved a series of measures designed to improve those practices. In addition to the measures that require the approval of our stockholders, which are listed and discussed below, our Board approved such measures as (i) limiting to two the number of other public company boards on which our directors may serve, (ii) dismantling Radian’s “poison pill” plan, (iii) permitting a majority of our stockholders to call special meetings of stockholders and (iv) requiring each of our directors to submit a letter of resignation upon a change in his or her professional situation to enable the Board to re-evaluate his or her independence.

A number of the Board’s proposed improvements to our corporate governance practices cannot be implemented without amending our existing Delaware corporate charter, known as the Certificate of Incorporation. Accordingly, at its February 10 meeting, the Board of Directors unanimously approved the amendment and restatement of our Certificate of Incorporation in order to effect the necessary changes, and voted to submit the amended certificate, which is designated as Radian’s Third Amended and Restated Certificate of Incorporation, to our stockholders for consideration. If the amended certificate is approved by the requisite vote of the stockholders, it will become effective upon its filing with the Delaware Secretary of State. The following paragraphs discuss the material changes made in the amended Certificate of Incorporation:

•

Reflect the termination of Radian’s “poison pill” by eliminating Radian’s Series A Junior Participating Preferred Shares.    At its February 10 meeting, Radian’s Board of Directors voted to terminate Radian’s “poison pill” plan, more formally known as the shareholder rights plan, effective February 26, 2004. Under the poison pill plan, the rights that had been issued to holders of our common stock entitled those holders to a fraction of a share of our Series A Junior Participating Preferred Shares upon certain events involving a potential hostile acquisition of Radian. The terms of the Series A Junior

Participating Preferred Shares are set forth in Section 4.3 of our existing Certificate of Incorporation. No such shares have ever been issued. When the Board terminated the poison pill plan, we redeemed all outstanding rights under the plan. Therefore, it is no longer necessary for our Certificate of Incorporation to designate the terms of the Series A Junior Participating Preferred Shares. If Proposal 3 is approved by our stockholders, Section 4.3 of the existing Certificate of Incorporation will be eliminated. The amended and restated Certificate of Incorporation will also include a statement of the rights and limitations applicable to the common stock, and continue the Board’s authority to designate one or more series of preferred stock.

•	Declassify the Board of Directors. Section 5.1 of Radian’s existing Certificate of Incorporation provides for a classified or “staggered” board, divided into three classes, as nearly equal in number as possible, with the members of each class serving for three year terms. Our Board of Directors has approved amending this section of our Certificate of Incorporation to implement annual elections of all directors. Historical arguments in favor of a classified board include that it renders directors less subject to outside influence because they serve multi-year terms, serves as an anti-takeover device that may increase shareholder value by forcing a potential acquiror to negotiate with a full board that cannot be replaced in a single election, and promotes continuity and stability in the management of a company’s business. Historical arguments against a classified board include that it reduces directors’ accountability to shareholders and the ability of shareholders to influence corporate policies by limiting the ability of shareholders to evaluate and elect all directors every year, and may reduce shareholder value by discouraging proxy contests in which shareholders can vote for a competing slate of nominees. Our Governance Committee and full Board have considered these arguments, and have concluded that in the current corporate governance climate, particularly with its de-emphasis on corporate anti-takeover devices and in light of more stringent director independence requirements of the national securities exchanges and federal securities laws, the arguments against a classified board outweigh those in favor of it. Our Board seeks to maximize accountability to shareholders, and views giving our stockholders the opportunity to elect directors every year as a primary means of accomplishing that goal.

If Proposal 3 is approved by our stockholders and the amended Certificate of Incorporation is filed, the terms of all of our directors will end at our 2005 annual meeting, notwithstanding any longer term to which any of them may have previously been elected (including pursuant to Proposal 1 above). Beginning with the 2005 annual meeting, all directors will be elected for one year terms at each annual meeting, or until their successors are duly elected and qualified.

The amendment to our Certificate of Incorporation to declassify the Board of Directors would not change the current number of directors, and the directors would retain the ability to change the size of the Board (within the limits set forth in our Certificate of Incorporation) and to fill any vacancies or newly created directorships. Any director appointed by our Board of Directors as a result of any newly created directorship or to fill a vacancy would hold office until the next annual meeting.

•	Eliminate supermajority stockholder vote requirements for certain fundamental changes not approved by the Board. Article 10 of Radian’s existing Certificate of Incorporation requires that, unless approved by at least two-thirds of our directors, any stockholder action to (i) amend Radian’s Certificate of Incorporation or Bylaws, (ii) change the number of directors constituting Radian’s Board of Directors or remove one or more directors or (iii) carry out any sale or other disposition of all or substantially all of Radian’s assets, or the merger, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of Radian, requires the affirmative vote of at least two-thirds of the votes that all voting stockholders are entitled to cast with respect to such action. Radian’s Board of Directors has approved eliminating this supermajority stockholder vote requirement, which would make it easier for the stockholders to effect any of the actions listed above. If Proposal 3 is approved by our stockholders, Article 10 of our existing Certificate of Incorporation will be eliminated.

•	Permit a majority of stockholders to act by written consent. Under the Delaware General Corporation Law, the stockholders of a Delaware corporation are permitted to act by written consent in lieu of a stockholders’ meeting. Unless the corporation’s certificate of incorporation provides otherwise (as Radian’s currently does), any action by written consent of the stockholders may be approved upon the affirmative consent of the holders of outstanding stock having the minimum number of votes that would be required to approve the action at a stockholders’ meeting at which all shares entitled to vote on the action were present and voted. Article 6 of Radian’s existing Certificate of Incorporation effectively eliminates stockholder action by written consent by requiring unanimous consent to any stockholder action taken without a meeting. Our Board of Directors has determined to remove the requirement for unanimous consent, thereby generally permitting corporate action by a simple majority in interest of our stockholders. Accordingly, if Proposal 3 is approved, Article 6 of the existing Certificate of Incorporation will be eliminated, and the default provisions of Delaware corporate law will apply.

Our amended and restated Certificate of Incorporation also clarifies that the rights of indemnification of the directors and officers contained in the Certificate of Incorporation are not exclusive, and may not be retroactively repealed or modified, and makes a number of administrative changes to integrate prior amendments and correct typographical errors. At its meeting on February 10, 2004, the Board of Directors also approved the amendment of Radian’s Bylaws to conform them to the provisions described above, and to implement other aspects of the changes to our corporate governance practices.

The full text of our Certificate of Incorporation, amended and restated to reflect the changes discussed above, is attached to this Proxy Statement as Appendix B. The text of Radian’s existing Certificate of Incorporation and Bylaws, prior to the amendments discussed above, and our shareholder rights plan, prior to its termination, may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this Proxy Statement. Such documents have also been filed as exhibits to the following filings made by Radian with the U.S. Securities and Exchange Commission and are accessible at www.sec.gov : (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Exhibits 3.1 and 3.2); (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (Exhibit 3); and (iii) our Registration Statement on Form S-4 filed May 6, 1999 (File No. 333-77957) (Exhibits 3.2 and 4.4).

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the adoption of our amended and restated Certificate of Incorporation.

Proposal 4:    Ratification of Deloitte & Touche LLP as Radian’s Independent Auditors

The Audit and Risk Management Committee of our Board of Directors selects the independent public accountant to audit Radian’s books, records and accounts. The Audit and Risk Management Committee’s selection of Deloitte & Touche LLP as Radian’s independent auditors for fiscal 2004 is being submitted to you for ratification. Deloitte & Touche LLP also served as our independent auditors for fiscal 2003. A representative of Deloitte & Touche LLP is expected to attend the meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit and Risk Management Committee of our Board will reconsider whether or not to retain the firm. It is understood that even if the selection of Deloitte & Touche LLP is approved at the meeting, the Audit and Risk Management Committee of our Board, at its discretion, may select new independent auditors at any time during the year if it determines that such a change would be in the best interests of Radian and its stockholders.

CERTAIN CORPORATE GOVERNANCE MATTERS

Members of the Board of Directors

The information provided below about our directors and the nominees has been provided by each director and nominee as of February 20, 2004. References in this section to “Radian Guaranty” are to Radian Guaranty Inc., the subsidiary through which we write the majority of our mortgage insurance business. Our Board has determined that all of its members, except for Messrs. Filipps and Kasmar, are independent under current New York Stock Exchange standards.

Nominees Standing for Re-Election

James W. Jennings

Mr. Jennings was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He has been a director of Radian since January 1993. Age: 67.

Roy J. Kasmar

Mr. Kasmar has been President and Chief Operating Officer of Radian and Radian Guaranty since June 1999. He joined Amerin Guaranty Corporation, an Illinois domiciled insurer and wholly-owned subsidiary of Radian (“Amerin”), as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until its acquisition by Radian in June 1999, at which time he became a director of Radian. In the years before that, he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage, the Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group, and Vice President in charge of secondary marketing of Chase Home Mortgage. Age: 48.

Herbert Wender

Mr. Wender has been Lead Director and Chairman of the Executive Committee of Radian’s Board of Directors since May 1999. He served as Chairman of the Board of Directors of Radian from August 1992 to May 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender served variously as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s corporate predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992. Age: 66.

Jan Nicholson

Ms. Nicholson has been President of The Grable Foundation, a non-profit organization dedicated to the development of children through improving educational opportunities and supporting community and family initiatives, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, where she oversaw the Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, she was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation. Ms. Nicholson has been a director of Ball Corporation since 1994, and served as a director of Rubbermaid, Inc. from 1992 to 1999. Ms. Nicholson was appointed to the Board of Directors in September 2003, after a search conducted by Radian’s Governance Committee with the assistance of a professional search firm. Age: 59.

Directors Continuing in Office With Terms Expiring in 2005*

David C. Carney

Mr. Carney served as Chairman of the Board of Directors of ImageMax, Inc. from 1999 through December 2003 and has served as a director of ImageMax, Inc. since 1997. He has also served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. He currently serves as a director of AAA Mid-Atlantic and Keystone Insurance companies. He has been a director of Radian since November 1992. Age: 66.

Howard B. Culang

Mr. Culang has been President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998, and Managing Member of Cognitive Capital Management, a management company for a private fund of funds, since January 2001. He has served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He also served as a director of Smart Storage Inc. from March 1997 to March 2001, when the company was acquired by OTG Software. He has been a director of Radian since June 1999. Age: 57.

Ronald W. Moore

Mr. Moore has been an Adjunct Professor of Business Administration at Harvard University, Graduate School of Business Administration, since 1990. Mr. Moore has been a director of Radian since November 1992. Age: 58.

Directors Continuing in Office With Terms Expiring in 2006*

Frank P. Filipps

Mr. Filipps is the Chief Executive Officer of Radian and has been the Chairman of its Board of Directors since June 1999. He joined Radian and Radian Guaranty as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of Radian and Radian Guaranty in 1994. In January 1995 he became President of Radian and Chairman of the Board, President and Chief Executive Officer of Radian Guaranty. In January 1996 Mr. Filipps was named Chief Executive Officer of Radian. He has been a director of Impac Mortgage Holdings, Inc. since November 1995. He has been a director of Radian since May 1995. Age: 56.

Stephen T. Hopkins

Mr. Hopkins is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999. Age: 53.

Robert W. Richards

Mr. Richards was Chairman of the Board of Directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992. Age: 61.

*	If Proposal 3 is approved, all directors’ terms will expire at our 2005 annual stockholders’ meeting.

Anthony W. Schweiger

Mr. Schweiger is President and Chief Executive Officer of The Tomorrow Group, LLC, a governance and management consulting firm. He is also a Principal of e-brilliance, LLC, a software and IT education consulting firm. He has been a director of Paragon Technologies, Inc. since May 2001 and currently serves as Chairman of Paragon’s Audit Committee. In his capacity as a consultant, Mr. Schweiger advises various service and technology businesses on governance, operational and strategic issues. Prior to forming The Tomorrow Group, LLC, he served at different times as the President and Chief Executive Officer, and the Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation. He has also been an investor and director of Input Technologies, LLC, a supplier of human-to-machine interface products and services, since February 1998, and a director of Radian since November 1992. Age: 62.

Meetings of the Board of Directors and its Committees

Our Board of Directors holds regular quarterly meetings, and special meetings as and when necessary. The Board of Directors met 10 times during 2003. In addition to an Executive Committee, the Board of Directors has the following standing committees: Compensation and Human Resources Committee, Audit and Risk Management Committee, Governance Committee and Investment Committee. We describe each committee below. Each director participated in at least 75% of the meetings of the Board of Directors and the committees on which he or she served held during 2003.

Executive Committee.    The Executive Committee is made up of Messrs. Wender (Chairman), Filipps, Carney and Schweiger. This Committee is responsible for facilitating strategic transactions and other matters on behalf of the Board, when directed by the Board, and for advising Radian’s Chief Executive Officer and other senior executives between regular meetings of the full Board. The Executive Committee met five times during 2003.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee is made up of four independent directors, Messrs. Hopkins (Chairman), Richards, Culang and Moore. This Committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries, including setting annual compensation for senior managers, and reviews the quality and depth of the pool of managers throughout the Radian organization as well as Radian’s management development practices and programs. The Compensation and Human Resources Committee met eight times during 2003. The Compensation and Human Resources Committee’s report for fiscal year 2003 appears on page 27 of this Proxy Statement.

Audit and Risk Management Committee.    The Audit and Risk Management Committee is made up of five directors, Messrs. Carney (Chairman), Jennings, Schweiger and Culang, and Ms. Nicholson, each of whom is independent, as defined in the listing standards of the New York Stock Exchange. Ms. Nicholson joined this Committee in February 2004. This Committee is responsible for selecting and overseeing the work of Radian’s independent auditors, reviewing Radian’s annual audited and interim financial results, reviewing Radian’s accounting and reporting principles and policies, and overseeing Radian’s risk management operations. The Audit and Risk Management Committee operates under a written charter adopted by our Board. Our Board has determined that Mr. Carney qualifies as an audit committee financial expert under the rules of the U.S. Securities and Exchange Commission, and that Mr. Carney is independent within the meaning of independence stated above. The Audit and Risk Management Committee met 10 times during 2003. The Audit and Risk Management Committee’s Report for fiscal year 2003 appears on page 29 of this Proxy Statement.

Governance Committee.    The Governance Committee is made up of four directors, Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings, each of whom is independent, as defined in the listing standards of the New York Stock Exchange. This Committee oversees the process of Board governance, which involves making recommendations for nomination by the Board and election by Radian’s stockholders to the Board of Directors, recommending committee membership and chairperson appointments, conducting periodic Board and individual director self-assessments, and examining the governance process in light of external and internal issues. The Governance Committee met eight times during 2003.

Investment Committee.    The Investment Committee is made up of five independent directors, Messrs. Moore (Chairman), Culang, Jennings and Richards, and Ms. Nicholson. Ms. Nicholson joined this Committee in February 2004. This Committee establishes investment policy guidelines for Radian and our subsidiaries, and regularly reviews the performance of the investment portfolio and of the investment professionals to ensure adherence to those guidelines. The Investment Committee met four times during 2003.

Information on Radian’s Website

Radian recently established a corporate governance section of its website. Radian’s management and Board of Directors periodically evaluate the information available on the corporate governance and other sections of the website in response to changing requirements of the federal securities laws and the New York Stock Exchange, and generally to ensure the information’s accuracy and usefulness to investors. Our Board supports regular, comprehensive and publicly available disclosures about important topics and governance issues. The items listed below are currently available on Radian’s website at www.radiangroupinc.com under the “Investor Information” section.

Board Committee Charters.    Each of the committees of Radian’s Board of Directors operates under a written charter adopted by the full Board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, Radian’s Board of Directors adopted a set of Guidelines of Corporate Governance in January 2003. Among other things, these Guidelines delineate the qualifications and relative responsibilities of the Board, its committees, the Chief Executive Officer and the Lead Director. A copy of the Guidelines of Corporate Governance are attached to this Proxy Statement as Appendix C.

Code of Conduct and Ethics.    Radian has had in place a comprehensive Code of Conduct and Ethics binding on all Radian employees since 1992. In response to recent rulemaking by the U.S. Securities and Exchange Commission and the New York Stock Exchange affecting corporate governance matters, our Board of Directors adopted significant revisions to our Code of Conduct, elements of which now also constitute a “code of ethics” applicable to Radian’s senior executive officers. The text of the entire Code of Conduct and Ethics is posted on the corporate governance website. We intend to post on the website any amendments to, or waivers of, a provision of the Code of Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer or Controller and which relate to any element of the U.S. Securities and Exchange Commission’s definition of a “code of ethics.”

Shareholder Communication and Other Board-related Information.    We encourage shareholders to freely communicate with management and the Board. In that regard, we have established an email link that enables shareholders to convey their concerns, questions and comments to the members of our Board. The link is: directors@radian.biz. In addition, interested persons may write to the Lead Director, Radian Group Inc., 1601 Market Street, Philadelphia, PA 19103 or to Howard S. Yaruss, Secretary, General Counsel and Corporate Responsibility Officer, at the same address. This information is also available on the website. All directors are expected to attend Radian’s annual stockholders’ meetings. All of our directors attended last year’s annual stockholders’ meeting.

Any updated or amended versions of the items listed above are posted to Radian’s website promptly after adoption.

Consideration of Director Nominees

Director Qualifications.    Radian’s Governance Committee recommends candidates for nomination to the Board of Directors based on a number of factors, including diversity of experience, ability and willingness to devote ample time to service on the Board, and financial expertise.

Identifying and Evaluating Nominees for Directors.    When seeking and researching candidates for Director, Radian’s Governance Committee generally uses the services of national search firms, which provide the Committee with a professional biography of a candidate and perform background checks if requested by the Committee. The Governance Committee also considers stockholder nominations for candidates for membership on Radian’s Board of Directors that are submitted in accordance with the procedures described below. In either case, the Governance Committee will conduct one, and sometimes several, interviews of a candidate if after an initial evaluation it believes the candidate to be suitable. The members may also discuss a candidate at multiple meetings of the Committee. The Committee may also have the candidate interview with management. The Committee evaluates candidates by reference to the qualifications stated above.

Stockholder Nominations.    Our Bylaws describe the procedures for stockholders to follow in nominating candidates to our Board of Directors. For the 2005 Annual Meeting of Stockholders, stockholders may nominate a candidate for election to our Board of Directors by sending written notice to our Secretary at our Philadelphia headquarters, which must be received at least 60 days before the 2005 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2005 annual meeting, then the nomination must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2005 annual meeting or make such public disclosure). The notice to our Secretary must contain or be accompanied by the following information:

i.	the name, age, principal occupation, and business and residence address of each person nominated;

ii.	the class and number of shares of Radian capital stock owned by each person nominated;

iii.	any other information about each person nominated that would be required under relevant U.S. Securities and Exchange Commission rules to be in a proxy statement for a meeting involving the election of directors;

iv.	the name and record address of the stockholder making the nomination; and

v.	the class and number of shares of Radian capital stock owned by the stockholder making the nomination.

A copy of the full text of the relevant Bylaw provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this Proxy Statement. A copy of our Bylaws has also been filed as an exhibit to a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission on May 6, 1999 (Exhibit 3.2), which is accessible at www.sec.gov.

Evaluations of Board and Committee Performance

In 2003 our Board of Directors conducted a self-evaluation, and the Governance Committee, the Audit and Risk Management Committee and the Compensation and Human Resources Committee each conducted a self-evaluation.

EXECUTIVE OFFICERS OF RADIAN

The information provided below about our executive officers has been provided by each officer as of February 20, 2004. Radian’s executive officers are elected by the Board of Directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. References in this section to “Radian Guaranty” are to Radian Guaranty Inc., the subsidiary through which we write the majority of our mortgage insurance business.

Mark A. Casale

Mr. Casale, Senior Vice President, Strategic Investments, joined Radian in that position in May 2001. From August 2000 until April 2001, he served as Vice President of Society Hill Capital Management, where as vice president he managed the research of and investment in publicly traded debt and equity securities. From February 1992 until May 2000, he served as Senior Vice President, Corporate Finance Services and in various other management positions with Advanta Corp., a financial services company. Age: 39.

John J. Calamari

Mr. Calamari, Senior Vice President and Corporate Controller, was named to that position in September 2002. He joined Radian in September 2001 as Vice President and Corporate Controller. Between 1999 and 2001, Mr. Calamari was a consultant to the financial services industry, in which role he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financings for start-up enterprises. Mr. Calamari served as Chief Accountant of Advanta Corp., a financial services company, from 1988 to 1998. Age: 49.

Robert E. Croner

Mr. Croner joined Radian in February 2004 as Senior Vice President, Human Resources. Previously, Mr. Croner was Vice President, Human Resources for Independence Blue Cross, a regional health insurance firm, from 1996 to 2004. In this role, Mr. Croner was responsible for all human resources activities and the division’s Support Administration functions. Age: 47.

Frank P. Filipps	Information about Mr. Filipps is set forth on page 12 of this Proxy Statement.

Martin Kamarck

Mr. Kamarck joined Radian in February 2001 through Radian’s acquisition of Enhance Financial Services Group Inc. (“Enhance”). He joined Enhance in April 1999 as President—Insurance Businesses, in which capacity he also served as President of Enhance’s wholly-owned subsidiaries, Asset Guaranty Insurance Company (now named Radian Asset Assurance Inc.) and Enhance Reinsurance Company (now named Radian Reinsurance Inc.). He continues to serve as President of Radian Asset Assurance Inc. and Radian Reinsurance Inc. From April 1997 through 1999, Mr. Kamarck was President and Chief Operating Officer of AEW Capital Management L.P., a leading real estate investment management firm now owned by CDC Ixis. Before that, Mr. Kamarck served in various positions at, including President and Chairman of, the Export-Import Bank of the United States. In the years before that, he served in various executive positions with Financial Guaranty Insurance Company. He has been a member of the board of directors of the Association of Financial Guaranty Insurers since 1999 and was Vice Chairman from 2000-2001. Age: 54.

Roy J. Kasmar	Information about Mr. Kasmar is set forth on page 11 of this Proxy Statement.

C. Robert Quint	Mr. Quint, Executive Vice President and Chief Financial Officer of Radian, was named to that position in April 1999. He was named Senior Vice President, Chief

Financial Officer of Radian and Radian Guaranty in January 1996. In January 1995, he was named Vice President, Finance and Controller of Radian and Radian Guaranty. Before that, he served as Vice President, Administration and Controller of Radian. He joined Radian Guaranty as Vice President, Administration and Controller in August 1990. Age: 44.

Howard S. Yaruss

Mr. Yaruss, Executive Vice President, Secretary, General Counsel and Corporate Responsibility Officer of Radian, was named Executive Vice President in February 2002 and Corporate Responsibility Officer in November 2002. He joined Radian and Radian Guaranty in July 1997 as Senior Vice President, Secretary and General Counsel. Before that, he served as Vice President, Assistant General Counsel and Assistant Secretary of Capital Reinsurance Company, a reinsurance company. Age: 45.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

Security Ownership of Management

The following table sets forth, as of February 26, 2004, all shares of Radian common stock that are deemed to be beneficially owned by each director and nominee for director, each executive officer of Radian named in the Summary Compensation Table on page 20 of this Proxy Statement, and the directors and all current executive officers of Radian as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or to dispose of them, or if the person has the right to acquire them within 60 days after February 26, 2004 (such as by exercising options). Each person listed in the table has sole voting and dispositive power with respect to the shares owned by him or her.

Name(1)	Shares Beneficially Owned(2)	Percent Of Class
Frank P. Filipps	535,152	*
Herbert Wender	127,092	*
C. Robert Quint	267,185	*
Roy J. Kasmar	149,988	*
Howard S. Yaruss	103,313	*
Martin Kamarck	69,527	*
James W. Jennings	47,322	*
David C. Carney	41,322	*
Robert W. Richards	39,022	*
Ronald W. Moore	34,122	*
Anthony W. Schweiger	25,622	*
Howard B. Culang	14,922	*
Stephen T. Hopkins	14,922	*
Jan Nicholson	3,122
All directors and current executive officers as a group (17 persons)	1,487,568	1.59%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed in the table is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	In addition to shares owned outright, totals reported include:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under Radian’s Savings Incentive Plan as of February 26, 2004;

•	Shares that may be acquired within 60 days after February 26, 2004 through exercise of stock options, as follows: Mr. Filipps—316,838 shares; Mr. Wender—101,000 shares; Mr. Quint—224,985 shares; Mr. Kasmar—140,429 shares; Mr. Kamarck—65,848 shares; Mr. Carney—30,000 shares; Mr. Jennings—30,000 shares; Mr. Yaruss—90,875 shares; Mr. Moore—26,000 shares; Mr. Richards—30,000 shares; Mr. Schweiger—12,000 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; Ms. Nicholson—0 shares; and all directors and executive officers as a group—1,098,300 shares; and

•	Shares that may be acquired upon vesting of phantom stock awards granted under Radian’s Equity Compensation Plan, as follows: Mr. Filipps—3,590 shares; Mr. Wender—2,122 shares; Mr. Quint—2,165 shares; Mr. Kasmar—3,267 shares; Mr. Kamarck—3,045 shares; Mr. Carney—6,122 shares; Mr. Jennings—6,122 shares; Mr. Yaruss—1,871 shares; Mr. Moore—6,122 shares; Mr. Richards—6,122 shares; Mr. Schweiger—6,122 shares; Mr. Culang—5,322 shares; Mr. Hopkins—5,322 shares; Ms. Nicholson—2,122 shares; and all directors and executive officers as a group—60,488 shares. Although phantom stock awards granted to officers generally vest after one year, all phantom stock awards vest immediately upon a grantee’s termination of employment, under certain circumstances; all phantom stock awards granted to directors vest upon departure from our Board of Directors.

Security Ownership of Certain Stockholders

The following table sets forth all shares of Radian common stock that are beneficially owned by each person known by us to be the beneficial owner of more than 5% of Radian common stock, based upon information provided by such persons. We use the term “beneficial ownership” here with the same meaning as in the preceding table.

Name and Business Address	Shares Beneficially Owned	Percent of Class	Voting Power		Investment Power
			Sole	Shared	Sole	Shared
INVESCO North American Holdings, Inc. (1) 4350 South Monaco Street Denver, CO 80237	9,302,820	9.91%	0	8,998,167	0	9,302,820

(1)	Based on a Schedule 13G filed by INVESCO with the U.S. Securities and Exchange Commission on February 17, 2004. Ownership is reported on behalf of various INVESCO subsidiaries and affiliates, which engage in investment advisory services for investment companies and other clients.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2003, our directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows: Roy Kasmar, our President and Chief Operating Officer and a director, reported the exercise of 20,000 options and the subsequent sale of 32,445 shares of our common stock pursuant to a Rule 10b5-1 trading plan, which occurred on June 2, 2003, on a Form 4 filed June 5, 2003.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Mr. Wender receives as compensation for his services as Lead Director of our Board of Directors $30,000 per year. All of our non-employee directors, including Mr. Wender, receive an annual fee for their services of $32,500 and an annual grant of phantom stock, awarded under our Equity Compensation Plan, equal to $97,500 based on the closing price of our common stock on the date the annual grant is made. The phantom stock awards vest and are payable in shares of common stock upon departure from the Board. Each director also receives a $2,000 fee for each Board meeting attended and a $2,000 fee for each committee meeting attended. The chairperson of the Audit and Risk Management Committee receives an annual fee of $10,000, the chairperson of the Human Resources and Compensation Committee receives an annual fee of $7,500 and the chairpersons of the Executive, Governance and Investment Committees each receive an annual fee of $5,000, for serving as chairperson. Directors who are our employees do not receive additional compensation for their service as directors. Radian requires each director to maintain a minimum direct investment in Radian common stock equal to $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the Board begins.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information for the years ended December 31, 2003, 2002 and 2001 as to the compensation of (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers other than the Chief Executive Officer.

Name And Principal Position	Annual Compensation			Long-Term Compensation			All Other Compensation ($)(5)
	Year	Salary ($)(1)	Bonus ($)(2)(3)	Securities Underlying Options (#)		Phantom Stock Awards ($)(4)
Frank P. Filipps Chairman of the Board and Chief Executive Officer	2003 2002 2001	725,000 725,000 675,000	335,000 971,500 900,450	70,000 125,000 258,386	(6)	165,000 478,500 928,650	61,231 50,335 8,716

Roy J. Kasmar President and Chief Operating Officer	2003 2002 2001	455,000 455,000 425,000	304,850 457,275 425,212	30,000 55,000 51,975		150,150 225,225 276,038	41,554 86,701 8,639

Martin Kamarck President of Enhance Financial Services Group Inc.(7)	2003 2002 2001	435,000 432,923 343,918	284,164 365,150 272,136	28,000 45,000 30,000		139,961 179,850 135,864	153,774 36,985 11,242

C. Robert Quint Executive V.P., Chief Financial Officer	2003 2002 2001	335,000 320,000 300,000	202,005 268,000 250,125	20,000 30,000 29,970		99,495 132,000 247,650	20,858 12,007 8,591

Howard S. Yaruss Executive V.P., Secretary, General Counsel and Corporate Responsibility Officer	2003 2002 2001	278,000 266,500 250,000	174,619 223,110 220,000	18,000 25,000 22,000		86,006 109,890 144,350	10,233 11,493 8,519

(1)	Includes employee contributions to our Savings Incentive Plan.
(2)	Bonus amounts reported have been reduced by the phantom stock grants reported in the Phantom Stock Awards column of this table.
(3)	All or a portion of this cash bonus reported may have been deferred pursuant to the terms of our Deferred Compensation Plan, described on page 24 of this Proxy Statement.
(4)	Amounts reported for each year represent the dollar value of phantom stock awards granted in lieu of a portion of the annual cash bonus amount earned for that year. For 2001 only, amounts reported for Messrs. Filipps, Quint and Yaruss also include phantom stock awards granted in connection with Radian’s acquisition of Enhance Financial Services Group Inc. in February 2001. For 2003, amounts reported are based on the fair market value of our common stock on February 10, 2004, the date of grant of the phantom stock awards ($45.95 per share). The table below shows the value and approximate number of each officer’s aggregate phantom stock holdings as of December 31, 2003 (which were granted with respect to 2002), and the number of shares of phantom stock granted with respect to 2003:

	Value at 12/31/03*	No. of Shares at 12/31/03	No. of Shares Granted for 2003
Mr. Filipps	$651,739	13,369	3,590
Mr. Kasmar	$306,735	6,292	3,267
Mr. Kamarck	$244,969	5,025	3,045
Mr. Quint	$179,790	3,688	2,165
Mr. Yaruss	$149,663	3,070	1,871

*	Based on the fair market value of our common stock on December 31, 2003 ($48.75 per share).

Phantom stock awards to executive officers generally vest one year from the grant date, and are payable in shares of Radian common stock delivered automatically within 15 days of the vesting date. All awards granted with respect to 2003 will vest on February 10, 2005. Dividend equivalents were paid on the phantom stock in cash, as reported in the All Other Compensation column of the Summary Compensation Table.

(5)	For 2003, represents:
•	Matching contributions by Radian under the Savings Incentive Plan in the amount of $10,000 to each of the named executive officers in the table;
•	The dollar value of premiums paid by Radian for term life insurance for the benefit of the executive officers named in the table in the following amounts: Mr. Filipps—$1,650; Mr. Kasmar—$1,650; Mr. Kamarck—$1,305; Mr. Quint—$1,650; and Mr. Yaruss—$30;
•	The dollar value of premiums paid by Radian for long-term disability insurance for the benefit of the following executive officers named in the table in the following amounts: Mr. Filipps—$15,053; Mr. Kasmar—$10,385; Mr. Kamarck—$43,865; and Mr. Quint—$8,851;
•	Dividend equivalents earned in 2003 on phantom stock previously granted, payable in cash, as follows: Mr. Filipps—$1,185; Mr. Kasmar—$589; Mr. Kamarck—$283; Mr. Quint—$357; and Mr. Yaruss—$203;
•	A lump-sum payout of $98,321 to Mr. Kamarck from the Enhance Pension Plan, based on his vested amount in that plan. The Enhance Pension Plan, which terminated on October 31, 2002, covered employees of Enhance Financial Services Group Inc., the intermediate holding company of Radian’s financial guaranty insurance subsidiaries acquired in February 2001. Mr. Kamarck’s payout was made in February 2004 but determined in 2003. Effective November 1, 2002, Mr. Kamarck (and all employees who had been covered by the Enhance Pension Plan) began participating in Radian’s Pension Plan; and
•	Imputed income from premiums paid by Radian under life insurance policies on the lives of Messrs. Filipps and Kasmar pursuant to Radian’s Secured Benefit Plan in the amount of $33,343 and $18,930, respectively. Radian adopted the Secured Benefit Plan in December 2001, to secure its obligations under its Supplemental Executive Retirement Plan referred to in the discussion of Radian’s pension plans beginning on page 24 of this Proxy Statement. The executive officers do not have an interest in the policies’ cash surrender value.
(6)	Includes Mr. Filipps’ reload grants totaling 150,386 options as a result of a stock swap and reload transaction which occurred in 2001.
(7)	Employment with Radian commenced upon our acquisition of Enhance Financial Services Group Inc. on February 28, 2001. The table reflects only amounts earned following the acquisition.

Option Grants in Last Fiscal Year

The following table sets forth certain information about grants of stock options made in respect of fiscal year 2003 to our executive officers named in the Summary Compensation Table.

Name	Individual Grants
	Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/share)	Expiration Date	Estimated Grant Date Present Value($) (2)
Frank P. Filipps	70,000	9.06	45.95	2/10/14	1,225,700
Roy J. Kasmar	30,000	3.89	45.95	2/10/14	525,300
Martin Kamarck	28,000	3.63	45.95	2/10/14	490,280
C. Robert Quint	20,000	2.60	45.95	2/10/14	350,200
Howard S. Yaruss	18,000	2.33	45.95	2/10/14	315,180

(1)	All options shown in the table were granted in February 2004 but relate to fiscal 2003. The options vest in four equal installments on each of February 10, 2005, 2006, 2007 and 2008.
(2)	Estimated values reported above are equivalent to $17.51 per option, which has been calculated using the Black-Scholes option pricing model, based on the following assumptions: An expected volatility rate of 35.81%; a risk-free interest rate of 3.38% (based on the yield of a U.S. Treasury strip available on February 10, 2004 and expiring at the approximate end of the options’ term); a dividend yield of .18% (based on 36 months of stock price data through January 2004); and estimated time until exercise of 5.5 years. The value actually realized upon exercise, if any, will depend upon the excess of the value of our common stock over the exercise price, and may vary substantially from the estimates above.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

The following table sets forth certain information about exercises of stock options during fiscal 2003 and the value of unexercised stock options at December 31, 2003 for our executive officers named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (1)		Value of Unexercised In-The-Money Options at December 31, 2003 (2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank P. Filipps	40,301	609,754	255,880	295,624	5,170,922	5,091,199
Roy J. Kasmar	66,596	1,672,861	111,679	170,987	2,351,900	3,174,384
Martin Kamarck	21,998	287,896	54,598	60,000	394,599	777,300
C. Robert Quint	40,000	1,765,322	190,985	91,985	5,915,497	1,928,300
Howard S. Yaruss	0	0	70,000	67,500	1,610,925	1,226,926

(1)	For all options granted before 2004, there is a reload feature attached to outstanding option grants whereby options exercised may be paid for with previously owned shares of common stock, and a regrant of the number of options equal to those shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.
(2)	At December 31, 2003, the closing price of a share of our common stock on the New York Stock Exchange was $48.75

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 about our equity compensation plans and arrangements in the aggregate. The table does not reflect the additional 3,000,000 shares under Radian’s Equity Compensation Plan that stockholders are being asked to authorize at the annual meeting under Proposal 2.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders(2)	3,943,024	(3)	$27.44	(4)	2,100,983	(5)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,943,024		$27.44		2,100,983

(1)	The table does not include information for equity compensation plans assumed by Radian in mergers, under which Radian does not grant additional awards, but under which awards were outstanding as of December 31, 2003. A total of 1,031,196 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2003, with a weighted average exercise price of $38.51
(2)	These plans consist of Radian’s 1992 Stock Option Plan, which is expired but under which options remain outstanding as of December 31, 2003, Radian’s Equity Compensation Plan and Radian’s 1997 Employee Stock Purchase Plan.
(3)	Includes 83,207 phantom stock awards outstanding under the Equity Compensation Plan as of December 31, 2003.

(4)	Includes 83,207 phantom stock awards valued at zero.
(5)	Includes 327,922 shares available for issuance as of December 31, 2003 under Radian’s 1997 Employee Stock Purchase Plan and 1,773,061 shares available for issuance under Radian’s Equity Compensation Plan. After taking into account stock option grants made on February 10, 2004, there are currently approximately 983,000 shares available for issuance under the Equity Compensation Plan.

Change in Control Agreements and Employment Agreements

We have entered into change in control agreements with each of the executive officers named in the Summary Compensation Table on page 20 of this Proxy Statement. For each of those officers (except for Mr. Kamarck, whose change in control agreement is described below), each change in control agreement has an initial term of three years and upon expiration of the initial term will be automatically extended for successive one-year terms, unless terminated by either party. The change in control agreements provide that in the event that, within two years after a “change in control” (as defined in the agreements) of Radian or Radian Guaranty Inc., the executive’s employment is terminated (i) by Radian for any reason other than (A) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (B) for “cause,” which means misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole, or (ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to two times the sum of (i) the executive’s then-current annual base compensation and (ii) the target bonus for the year in which the termination occurs. Additionally, upon a change in control (as defined in the agreements), all of the executive’s options and phantom stock awards not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

Enhance Financial Services Group Inc., the wholly-owned intermediate holding company of our financial guaranty insurance subsidiaries acquired in February 2001 (“Enhance”), has entered into a Second Amended and Restated Change-In-Control Protection Agreement with Martin Kamarck. Under that agreement, if Mr. Kamarck’s employment is terminated by Enhance and its subsidiaries without cause or if he departs with good reason within 24 months after a change of control, Mr. Kamarck is entitled to cash severance in a lump sum equal to three times his then annual compensation (including a bonus component represented by the prior year’s bonus). He is also entitled to receive a bonus for the year of termination pro rata through the date of termination and become immediately and fully vested in Enhance’s non-qualified supplemental pension plan (which was frozen in October 2002). In addition, he is entitled to receive outplacement assistance, will remain covered under Enhance’s and its subsidiaries’ welfare benefit and perquisite programs offered and will be entitled to continue to participate in Radian’s Stock Incentive Plan (including the receipt of Radian’s matching contributions) for a period of time following termination. Furthermore, all of his options and other long-term incentives immediately vest upon a change in control. Upon Radian’s acquisition of Enhance in 2001, Mr. Kamarck’s then-outstanding options immediately vested.

In November 2003 we entered into an employment agreement with Frank P. Filipps, our Chief Executive Officer and the Chairman of our Board of Directors. Under the agreement, which has a one-year term, as compensation for his services Mr. Filipps is entitled to receive (i) the base salary in effect on the date of the agreement, subject to annual adjustment by the Board of Directors, (ii) for fiscal 2003, an annual bonus as determined by the Compensation and Human Resources Committee of the Board of Directors (referred to here as the “Committee”) and (iii) for fiscal 2004, an annual bonus as determined by the Committee in accordance with individual and corporate performance goals and targets established by the Committee. Mr. Filipps is also entitled to participate in Radian’s equity incentive programs at levels determined by the Committee, and in Radian’s various benefit programs pursuant to their respective terms. Radian is obligated to indemnify Mr. Filipps against all claims relating to Mr. Filipps’ employment with Radian to the extent and on the same terms provided for in Radian’s Bylaws and under the Delaware General Corporation Law. Radian may terminate Mr. Filipps’

employment without cause (as defined below) upon prior written notice, whereupon Mr. Filipps is entitled to receive amounts due under Radian’s severance pay plan for employees and any benefits accrued and due under Radian’s benefit plans. If, in these circumstances, however, Mr. Filipps executes a general release in favor of Radian, he is entitled to receive instead (i) a severance amount, payable in installments, equal to the product of (A) and (B) where (A) is a fraction, the numerator of which is 365 plus the number of days remaining in the term of the agreement as of the termination date and the denominator of which is 366, and (B) is the sum of Mr. Filipps’ annual base salary plus the average annual bonus payable to him for the three years preceding the termination date, (ii) medical coverage for as long as he is receiving the severance payments described in clause (i) or, if earlier, until he becomes eligible for coverage with a new employer and (iii) any other amounts earned, accrued and due from Radian. In addition, upon termination without cause, Mr. Filipps’ equity awards and the benefit payable under Radian’s Supplemental Executive Retirement Plan vest. Termination for ‘cause’ comprises termination on the basis of Mr. Filipps’ having been convicted of (or pleading nolo contendere to) a felony or Mr. Filipps’ gross negligence or willful misconduct. If Mr. Filipps voluntarily terminates his employment or if his employment terminates due to his disability, he is entitled to any benefits accrued under Radian’s benefit plans. In the event of Mr. Filipps’ death, his estate is entitled to any earned but unpaid salary and bonus and any accrued benefits. If Radian terminates Mr. Filipps’ employment for cause, Mr. Filipps is entitled to any accrued salary and benefits. The agreement also restricts Mr. Filipps’ ability, during the term and for 12 months after termination of his employment, to compete with Radian, hire away Radian personnel, solicit Radian customers or engage in various acquisition activities without the consent of the Board of Directors. Finally, in the event of a change in control, Mr. Filipps’ change in control agreement (described above) would supersede his employment agreement.

Deferred Compensation Plan

In October 1999, our Board of Directors approved a Deferred Compensation Plan for all senior officers and directors. The Deferred Compensation Plan allows (i) senior officers to defer receipt of all or a portion of the cash component of their annual bonus and (ii) directors to defer receipt of all or a portion of their entire cash compensation. Participants may also further defer amounts previously deferred. Under the plan, a participant must make a binding written election to defer compensation at least one full calendar year in advance of the year in which such compensation is to be paid and must defer such compensation for at least two full calendar years beyond the year in which such compensation would have been paid. For example, any 2003 compensation that has been deferred, must have been deferred pursuant to an election made in 2001 or earlier and will be paid in 2006 or later. Deferring compensation defers income tax liability on such compensation until such time as it is paid to the participant. Deferred amounts earn, during the time the participant is employed by or serving on the Board of Radian, a rate of return equal to (at the participant’s option) either: (i) 200 basis points above the U.S. 30-year Treasury rate or (ii) Radian’s return on equity (positive or negative). After a participant’s term of employment or service on the Board, such amounts earn: (i) the average yield on 5-year U.S. Treasuries plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (ii) the average yield on 30-year U.S. Treasuries if their relationship with Radian terminated for any other reason. Participants may elect at any time to be paid the entire amount they currently have in the plan less 10 percent, in which case they forfeit any further right to participate in the deferred compensation plan. The plan is not funded and the amounts deferred are not segregated from Radian’s general assets. Participants are therefore general unsecured creditors of Radian with respect to the amounts due under the plan.

Radian Pension Plan and Supplemental Executive Retirement Plan

Our Board of Directors adopted a defined benefit pension plan in 1992, which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code (“Pension Plan”). All salaried and hourly employees of Radian and its participating subsidiaries are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant is generally fully vested after five years of service subsequent to age 18.

Our Board of Directors also adopted a nonqualified supplemental executive retirement plan in 1997 (“SERP”) for selected senior officers of Radian and its participating subsidiaries, intended to provide such officers with retirement benefits supplemental to the Pension Plan. The difference between the SERP and the Pension Plan is that the SERP is not subject to the statutory cap on compensation that may be taken into account for the calculation of benefits ($200,000 in 2003) and the statutory cap on actual annual benefits ($160,000 in 2003).

The benefit under the Pension Plan is based on an executive’s average base salary for the five consecutive calendar years for which such average is highest out of the last 10 consecutive years of service. The benefit under the SERP (referred to as “Covered Compensation” below) is determined using a formula similar to that used under the Pension Plan, but based on total compensation (inclusive of base salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest. In December 2001, Radian agreed to fund the SERP through the purchase of variable life insurance policies pursuant to a split-dollar life insurance program under Radian’s Secured Benefit Plan.

The following table sets forth the approximate annual retirement benefits that a full-time participating employee, including an officer, may receive under Radian’s Pension Plan and SERP, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Covered Compensation and years of credited service. Benefits shown in the table in excess of $160,000 are payable only to persons designated by the Board of Directors as eligible to participate in the SERP. The benefits shown in the table are computed on the basis of straight life annuity amounts and are not subject to offset for Social Security payments.

RADIAN GROUP INC.

PENSION PLAN TABLE

COVERED COMPENSATION	YEARS OF CREDITED SERVICE
	5	10	15	20	25	30	35
$300,000	25,125	50,250	75,375	100,500	125,625	150,750	175,875
$350,000	29,500	59,000	88,500	118,000	147,500	177,000	206,500
$400,000	33,875	67,750	101,625	135,500	169,375	203,250	237,125
$500,000	42,625	85,250	127,875	170,500	213,125	255,750	298,375
$600,000	51,375	102,750	154,125	205,500	256,875	308,250	359,625
$700,000	60,125	120,250	180,375	240,500	300,625	360,750	420,875
$900,000	77,625	155,250	232,875	310,500	388,125	465,750	543,375
$1,000,000	86,375	172,750	259,125	345,500	431,875	518,250	604,625
$1,100,000	95,125	190,250	285,375	380,500	475,625	570,750	665,875
$1,200,000	103,875	207,750	311,625	415,500	519,375	623,250	727,125
$1,300,000	112,625	225,250	337,875	450,500	563,125	675,750	788,375
$1,400,000	121,375	242,750	364,125	485,500	606,875	728,250	849,625
$1,500,000	130,125	260,250	390,375	520,500	650,625	780,750	910,875

The years of credited service and Covered Compensation as of December 31, 2003, respectively, for each officer named in the Summary Compensation Table on page 20 are as follows: Mr. Filipps—11 years, $1,062,500; Mr. Kasmar—5 years, $667,500; Mr. Quint—13 years, $429,750; and Mr. Yaruss—6 years, $346,700 and Mr. Kamarck—1 year, $639,000 (Mr. Kamarck began participating in Radian’s Pension Plan and SERP effective November 1, 2002 upon the termination of Enhance Financial Services Group Inc.’s pension plan on October 31, 2002).

Total Stockholder Return Graph

Set forth below is a line graph comparing, for the period December 31, 1998 through December 31, 2003, the cumulative total return to stockholders of a $100 investment in (i) Radian’s common stock, (ii) the Standard and Poor’s 500 index, and (iii) a peer group constructed by Radian consisting of MGIC Investment Corporation, PMI Group Inc., ACE Limited, XL Capital Ltd, MBIA Inc. and AMBAC Financial Group, Inc.

Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the beginning of the period.

Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the graph.

	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03

Radian Group Inc.	100	104.21	164.18	188.26	163.13	214.47

S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18

Peer Group	100	85.80	137.20	138.61	113.85	143.63

Compensation and Human Resources Committee Report on Compensation of Executive Officers of Radian

The Compensation and Human Resources Committee (the “Committee”) of Radian’s Board of Directors has provided the following report on executive compensation for fiscal 2003:

Compensation Philosophy

The Committee believes that Radian’s executive compensation program should be closely related to the services that the executive officers perform for Radian and the value that those services bring to Radian’s stockholders. Therefore, in practice, it believes an executive’s compensation should be based in part on Radian’s achievement of certain specified financial objectives, and in part on the executive’s achievement of specific, individual objectives. Radian’s financial objectives are recommended by management and are approved by the Committee and further ratified by the full Board of Directors. Individual objectives are established jointly by the executive officer and the Committee. Achievement of both corporate and individual objectives should lead to improved performance and greater value to the stockholders. The Committee has worked with an independent advisor in the past and, in 2004, will again consult an independent advisor to review compensation and human resources programs and practices.

Types of Compensation

Radian’s executive compensation program has three components: Annual base salary; annual bonus; and stock options. The variable portions of the executive compensation program (annual bonus and stock options) are directly tied, in part, to the results of Radian’s operations. The annual bonus has been designed to recognize shorter-term results while awards of stock options have been implemented to recognize long-term growth in shareholder value.

Annual Base Salary

The annual base salary levels for Radian’s executive officers are intended to take into account both competitive salary levels for executive officers in comparable industries with similar levels of responsibility as well as internal equity and performance at Radian. Radian believes the salaries are competitive. Salaries paid to executive officers are fixed by the Committee. The Committee grants periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive officer’s current salary.

Annual Bonus

The annual bonus plan is designed to provide executives with the opportunity for performance-based awards based on the achievement of specific individual, business unit and corporate goals and objectives. Each executive officer’s contributions are measured against specific objectives and targets for the executive officer and Radian. Among the factors considered in establishing corporate objectives are Radian’s return on equity, net income, combined ratio, growth in earnings and revenue, reduction in expenses and increases in productivity. Individual objectives are based on the executive officer’s position with Radian (or an affiliate). Each year, the Chairman of the Board of Directors (Radian’s Chief Executive Officer) reviews the performance of the other executive officers and makes specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. The amount of the annual bonus actually awarded to an executive officer is based on the degree to which the executive officer met or exceeded the pre-established annual targets. Failure to reach those targets results in a lower annual bonus award and may, in the appropriate circumstances, result in no award.

Beginning with the annual bonuses earned in 2000 by executive officers and other key officers designated by Mr. Filipps, Radian pays either 20% or 33% (depending on the officer’s position) of such officers’ annual bonus in shares of phantom stock in lieu of cash, valued at the fair market value on the grant date. All of the officers named in the Summary Compensation Table of this Proxy Statement are in the category in which 33% of the annual bonus is paid in shares of phantom stock. The phantom stock generally vests one year after the grant date, so that a portion of the executive’s bonus is tied to Radian’s stock price over the next year. Because the attainment of Radian’s corporate and individual goals and objectives should lead to increased stockholder returns, the Committee believes the annual bonus plan creates a direct relationship between executive compensation and the creation of additional value for the stockholders.

Long-term Equity Incentive

Through Radian’s Equity Compensation Plan, Radian rewards the contributions of key employees—executive officers and others—for the creation of shareholder value. Based upon a review of practices by corporations of similar size and/or business and management’s recommendations, the Committee has approved guidelines that provide for annual stock option grants to executive officers and other key employees. Additionally, Radian has from time to time provided option grants at initial employment, promotion to a new, more senior position with increased responsibility and accountability or the attainment of specific goals and objectives by an executive officer or key employee and by Radian.

In determining the number of options to be granted, the Committee reviews company performance and the individual performance of each executive, as well as the expected value of a Radian option. The Committee reviews and recommends option awards for Mr. Filipps and the Company’s other officers. The Committee also reviews option grants for other employees as recommended by Mr. Filipps; these recommendations include the eligibility of, and the number of stock options to be granted to, those employees who have made significant contributions to Radian’s results of operations.

To make its specific determinations, and in evaluating the Chief Executive Officer’s recommendations, the Committee reviews Radian’s performance during a calendar year by reference to such factors as Radian’s competitive position, growth in earnings, return on equity and other key factors. The Committee grants, subject to approval and ratification by the Board of Directors, stock options to the Chief Executive Officer and other executive officers and key employees.

Compensation of the Chief Executive Officer

The Committee recommends the terms of Mr. Filipps’ compensation to the Board. The Board grants periodic salary increases, if warranted, after a review of Mr. Filipps’ performance and an assessment of the competitiveness of Mr. Filipps’ current base salary. The award of an annual bonus recognizes Mr. Filipps’ contributions to Radian’s overall results. Contributions are measured against specific goals and objectives established jointly by Mr. Filipps and the Committee and approved by the Board at the beginning of each year. In setting Mr. Filipps’ salary, bonus and option award for fiscal 2003, the Committee considered, among other key measures of Radian’s performance, Radian’s return on equity, combined ratio, growth in earnings and revenue, reduction in expenses and increases in profitability, changes in Radian’s risk profile, and implementation of Radian’s strategic plans (including the plan to diversify revenues), as well as Mr. Filipps’ individual performance. Performance for 2003 was below expectations in certain areas, and the compensation awards reflect the Board’s judgment on 2003 performance results. For fiscal 2004, Mr. Filipps has entered into an employment agreement with Radian (described above in the section entitled “Change in Control Agreements and Employment Agreements” on page 23 of this Proxy Statement), pursuant to which (i) the Board of Directors will determine at the beginning of each fiscal year, in its sole discretion, any adjustments to Mr. Filipps’ annual base salary and (ii) the Board will determine, in its sole discretion, Mr. Filipps’ annual bonus based on the attainment of individual and corporate performance goals established at the beginning of each fiscal year by the Board.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four next most highly compensated executive officers, except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The amendments to Radian’s 1992 Stock Option Plan approved at its 1995 annual stockholders’ meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). Radian’s Equity Compensation Plan, adopted in 1995, was also drafted to comply with Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Radian and to the executive officers of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of Radian and its stockholders.

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Robert W. Richards

The preceding report and Total Stockholder Return Graph do not constitute soliciting material and should not be considered filed or incorporated by reference into any other of our filings with the U.S. Securities and Exchange Commission.

AUDIT AND RISK MANAGEMENT COMMITTEE REPORT

The members of the Audit and Risk Management Committee of our Board of Directors have submitted the following report for the year ended December 31, 2003:

The functions of the Audit and Risk Management Committee are: To appoint the independent auditors to audit Radian’s books, records and accounts every year; to monitor the auditor’s independence; to monitor the professional services provided by the auditor, including pre-approving all audit and permissible non-audit services provided by the auditor in accordance with federal law and the rules and regulations of the U.S. Securities and Exchange Commission; to review audit results with the independent auditors; to review and approve Radian’s financial results and the financial disclosures in Radian’s filings with the U.S. Securities and Exchange Commission; to review with management, the independent auditors and Radian’s internal audit department Radian’s accounting and reporting principles, practices and policies and the adequacy of Radian’s internal control over financial reporting; and to oversee Radian’s risk management operations.

The Audit and Risk Management Committee has reviewed and discussed with management the audited Consolidated Financial Statements of Radian Group Inc. and Subsidiaries for the year ended December 31, 2003, and has discussed with Deloitte & Touche LLP, Radian’s independent auditors for fiscal year 2003, the matters required to be discussed by SAS 61, “Codification of Statements on Auditing Standards,” AU § 380. The Audit and Risk Management Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche the independence of Deloitte & Touche.

Based on its reviews and discussions described above, the Audit and Risk Management Committee has recommended to the Board of Directors that Radian’s audited financial statements be included in Radian’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the U.S. Securities and Exchange Commission.

Members of the Audit and Risk Management Committee*

David C. Carney (Chairman)

Howard B. Culang

James W. Jennings

Anthony W. Schweiger

*	Ms. Nicholson, a current member of the Audit and Risk Management Committee, did not serve on the committee during 2003.

The preceding report does not constitute soliciting material and should not be considered filed or incorporated by reference into any other of our filings with the U.S. Securities and Exchange Commission.

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

Fees Paid to our Independent Auditors

AUDIT FEES:    The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of Radian’s annual financial statements for the fiscal year ended December 31, 2003 and the reviews of the financial statements included in Radian’s Quarterly Reports on Form 10-Q for fiscal year 2003 were $1,321,361.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of Radian’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in Radian’s Quarterly Reports on Form 10-Q for fiscal year 2002 were $1,111,841.

AUDIT-RELATED FEES:    The aggregate fees billed by Deloitte & Touche for professional services rendered in fiscal year 2003 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees” were $504,377. These services consisted of audits of Radian’s employee benefit plans, assistance with our debt offering in early 2003 and with other U.S. Securities and Exchange Commission filings, services related to our merger and acquisition activities, internal control reviews, attest services not required by statute, and consultation on reporting matters.

The aggregate fees billed by Deloitte & Touche for professional services rendered in fiscal year 2002 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees” were $29,500. These services consisted of consents and comfort letters and audits of Radian’s employee benefit plans.

TAX FEES:    The aggregate fees billed by Deloitte & Touche for professional services rendered in fiscal years 2003 and 2002 for tax compliance, tax advice and tax planning were $90,820 and $284,494, respectively. These services consisted of tax return reviews and other tax consulting matters.

ALL OTHER FEES:    The aggregate fees billed by Deloitte & Touche for professional services related to all other services provided during fiscal years 2003 and 2002 were $93,161 and $89,882, respectively. These services consisted of advice concerning U.K. regulatory matters and litigation support services.

The Audit and Risk Management Committee of our Board of Directors approved 100% of the services rendered in 2003 described above in the “Audit-Related Fees”, “Tax Fees” and “All Other Fees” categories.

Audit Committee Pre-Approval Policy

The Audit and Risk Management Committee of our Board of Directors is responsible for selecting and overseeing the work of Radian’s independent auditors. The Committee has adopted a policy regarding the pre-approval by the Committee of all audit and permissible non-audit services provided to us by our independent auditors. A copy of the policy is attached as Appendix D to this Proxy Statement.

OTHER INFORMATION

Expenses of Solicitation

Radian will bear the cost of the solicitation of proxies. In addition to the use of the mails, Radian has engaged Georgeson Shareholder Communications Inc. to solicit proxies by mail, telephone or personally, at a cost expected not to exceed $15,000. Proxies may also be solicited by Radian’s officers and directors and a small number of its employees, who will not be specially compensated for their services. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We will, upon request, reimburse their reasonable expenses.

Stockholder Proposals for the 2005 Annual Meeting

Stockholders must submit proposals on matters appropriate for stockholder action at annual meetings, other than director nominations, in compliance with regulations adopted by the U.S. Securities and Exchange Commission. To be considered for inclusion in our proxy materials relating to the 2005 annual meeting, written proposals should be received by our Secretary at our principal office set forth on the cover page of this Proxy Statement no later than December 9, 2004.

Where a stockholder submits a proposal for consideration at the 2005 annual meeting outside of the process described in Rule 14a-8 under the Securities Exchange Act of 1934 rather than for inclusion in the proxy materials relating to the 2005 annual meeting, the stockholder must comply with the procedures set forth in our Bylaws. This means that the written proposal must be received by our Secretary at our Philadelphia headquarters at least 60 days before the 2005 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2005 annual meeting, then the proposal must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2005 annual meeting or make such public disclosure). The full text of the relevant Bylaw provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this Proxy Statement. A copy of our Bylaws has also been filed as an exhibit to a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission on May 6, 1999 (Exhibit 3.2), which is accessible at www.sec.gov.

The procedures for stockholders to follow to nominate candidates for election to our Board of Directors are described on page 15 of this Proxy Statement in the section entitled “CERTAIN CORPORATE GOVERNANCE MATTERS- Consideration of Director Nominees.”

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2003, including financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to our Secretary at our principal office set forth on the cover page of this Proxy Statement.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

April 8, 2004

APPENDIX A

RADIAN GROUP INC.

EQUITY COMPENSATION PLAN

(Amended and Restated as of May 11, 2004)

The purpose of the Equity Compensation Plan (the “Plan”) of Radian Group Inc. (the “Company”) is to promote the interests of the Company by providing incentives to (i) designated officers and other employees of the Company or an Affiliate (as defined herein), and (ii) non-employee members of the Board of Directors of the Company (the “Board”), to encourage them to acquire a proprietary interest, or to increase their proprietary interest, in the Company. The Company believes that the Plan will cause participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders. For purposes of the Plan, the term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company; and the terms “Parent Corporation” and “Subsidiary Corporation” shall have the meanings set forth in subsections (e) and (f) of Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.    Administration

The Plan shall be administered and interpreted by a committee of the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two persons, each of whom may be (i) “outside directors” as defined under Section 162(m) of the Internal Revenue Code, and (ii) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board may appoint a subcommittee for this purpose, in which case references herein to the “Committee” shall mean the subcommittee as appropriate. The Committee shall have the sole authority to determine (i) who is eligible to receive Grants (as defined in Section 2 below) under the Plan, (ii) the type, size and terms of each Grant under the Plan (subject to Section 4 below), (iii) the time when each Grant will be made and the duration of any exercise or restriction period; (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant; and (v) any other matters arising under the Plan. The Committee may, in its discretion or in accordance with a directive from the Board, waive any provisions of any Grant, provided such waiver is not inconsistent with the terms of this Plan as then in effect. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this subsection shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person.

2.    Grants

Incentives under the Plan shall consist of Incentive Stock Options (as defined in Section 5(b) below), Nonqualified Stock Options (as defined in Section 5(b) below), Restricted Stock Grants (as defined in Section 6 below), SARs (as defined in Section 7 below), and Phantom Stock (as defined in Section 8 below) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the participant (the “Grant Letter”), as long as they are not inconsistent with the Plan. The Committee shall approve the form and provisions of each Grant Letter. Grants under any section of the Plan need not be uniform as among the participants receiving the same type of Grant, and Grants under two or more sections of the Plan may be combined in one Grant Letter.

3.    Shares Subject to the Plan

(a)    The aggregate number of shares of the Common Stock, par value $0.001 (“Common Stock”), of the Company that may be issued or transferred under the Plan is 9,400,000, subject to adjustment pursuant to Section 3(b) below. The maximum number of shares of Common Stock for which any Grantee may be granted options (and related stock appreciation rights) under the Plan is limited to 150,000 for any calendar year, subject to adjustment pursuant to Section 3(b) below. The shares may be authorized but unissued shares or reacquired shares. If and to the extent that options or SARs granted under the Plan terminate, expire or are canceled without having been exercised (including shares canceled as part of an exchange of Grants), or if any shares of restricted stock or Phantom Stock are forfeited, the shares subject to such Grant shall again be available for subsequent Grants under the Plan.

(b)    If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant and otherwise, except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to ..500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.    Eligibility for Participation

Officers and other employees of the Company or an Affiliate, and non-employee members of the Board, shall be eligible to participate in the Plan (hereinafter referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Parent Corporation or Subsidiary Corporation shall be eligible to receive Incentive Stock Options. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, SARs and Phantom Stock. The Committee shall select from among the Eligible Participants those who will receive Grants (the “Grantees”) and shall determine the number of shares of Common Stock subject to each Grant. The Committee may, if it so desires, base any such selections or determinations upon the recommendations of management of the Company. Nothing contained in the Plan shall be construed to limit in any manner whatsoever the right of the Company to grant rights or options to acquire Common Stock or awards of Common Stock otherwise than pursuant to the Plan.

5.    Stock Options

(a)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each option.

(b)    Type of Option and Option Price.

(1)    The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option price per share of each Stock Option shall not be less than the fair market value (as defined herein) of a share of Common Stock on the date of grant (subject to the following sentence). If the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option price per share in the case of an Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

(2)    For all valuation purposes under the Plan, the fair market value of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c)    Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. However, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the exercise period shall not exceed five years. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined in Section 10 below).

(d)    Vesting of Options and Restrictions on Shares.    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stock Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant of the Stock Option, if the Grantee is an employee of the Company or a Parent Corporation or Subsidiary Corporation (or an Affiliate, in the case of a Nonqualified Stock Option), or a non-employee member of the Board in the case of a Nonqualified Stock Option, on such anniversary. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 6(d) below shall be applicable to such shares, and the Committee, in such circumstances as it deems equitable, may determine that all such restrictions shall lapse. Notwithstanding any other provision of the Plan, all outstanding Stock Options shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee is an employee of the Company or a Parent Corporation or Subsidiary Corporation (or an Affiliate, in the case of a Nonqualified Stock Option), or a non-employee member of the Board in the case of a Nonqualified Stock Option: (i) the Grantee’s normal retirement date, (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability, or (iv) the occurrence of a Change of Control of the Company (as defined in Section 10 below). For purposes of this Plan, “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

(e)    Manner of Exercise.    A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Secretary of the Company. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made in cash or, with the consent of the Committee, in whole or in part in such shares of Common Stock held for at least six months valued at the then fair market value thereof. Stock certificates for the shares of Common Stock so paid will be issued and delivered to the person entitled thereto only at the Company’s office in Philadelphia, PA. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(b) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f)    Termination of Employment, Retirement, Disability or Death.

(1) (A)    If a Grantee is an employee and ceases to be an Eligible Participant for any reason other than retirement, Disability or death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (B) In the event of the Disability or death of such Grantee, any Stock Option which was otherwise exercisable by such Grantee shall terminate unless exercised by the Grantee (or the Grantee’s personal representative) within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of the retirement of such Grantee, any Stock Option which was otherwise exercisable by such Grantee at the date of retirement may be exercised by the Grantee at any time prior to the normal expiration of the option exercise term. The term “retirement” as used herein shall mean a Grantee’s retirement as defined under the Company’s Pension Plan.

(2)    If a Grantee is a non-employee director and ceases to be an Eligible Participant due to Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. In the event of a voluntary departure from the Board, Disability or death of such Grantee, any Stock Option which was otherwise exercisable by such Grantee at the date of such voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the normal expiration of the option exercise term.

(g)     Limits on Incentive Stock Options.    Each Grant of an Incentive Stock Option shall provide that:

(1)    the Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or the laws of descent and distribution;

(2)    the Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee; and

(3)    the aggregate fair market value of the Common Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000.

(h)    Exchange Act Limitation.    Unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

(i)    Replacement Options.    If a Stock Option granted pursuant to the Plan may be exercised by a Grantee by means of a stock-for-stock swap method of exercise as provided in 5(e) above, then the Committee may, in its sole discretion, authorize the Grantee to automatically receive a replacement Stock Option pursuant to this part of the Plan. This replacement option shall cover a number of shares determined by the Committee. The per share exercise price of the replacement option shall equal the then current fair market value of a share of Stock, and shall have a term extending to the expiration date of the original Stock Option. The Committee shall have the right, in its sole discretion and at any time, to discontinue the automatic grant of replacement options if it determines the continuance of such grants to no longer be in the best interest of the Company.

6.    Restricted Stock Grants

The Committee may issue shares of Common Stock to an Eligible Participant pursuant to an incentive or long range compensation plan, program or contract approved by the Committee (a “Restricted Stock Grant”). The following provisions are applicable to Restricted Stock Grants:

(a)    General Requirements.    Shares of Common Stock issued pursuant to Restricted Stock Grants will be issued for or in consideration for cash or services rendered having a value, as determined by the Board, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant, and the period of years during which the Restricted Stock Grant will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” All restrictions imposed under any Restricted Stock Grant shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not been forfeited prior to such date shall immediately lapse and all such shares shall become fully vested. In addition, the Committee, in circumstances that it deems equitable, may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, notwithstanding any Restriction Period.

(b)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be granted in each Restricted Stock Grant.

(c)    Requirement of Relationship with Company.    If the Grantee’s relationship with the Company (as an employee or non-employee member of the Board, as the case may be) terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and such shares shall be immediately returned to the Company. The Committee may, in its sole discretion, provide for complete or partial exceptions to the provisions of this Section 6(c).

(d)    Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies except to a Successor Grantee pursuant to Section 9 below. Each certificate representing a share of Common Stock issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates representing any such shares as to which all restrictions have lapsed.

(e)    Shareholder Rights.    Except as provided in this Section 6, the Grantee shall have, with respect to shares of Common Stock issued pursuant to a Restricted Stock Grant, all of the rights of a shareholder, including the right to vote the shares and the right to receive any cash dividends.

7.    Stock Appreciation Rights

(a)    General Provisions.    Stock Appreciation Rights (“SARs”) may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. The exercise price of each SAR shall be equal to (i) the exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Common Stock as of the date of grant of such Stock Appreciation Right, but only in such circumstances where the SAR is granted subsequent to the date of grant of the related Stock Option and an exercise price established in accordance with clause (i) above would result in the disallowance of the Company’s expense deduction pursuant to Section 162(m) of the Code.

(b)    Number of SARs.    The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period. Upon the exercise of a Stock Option, the SARs relating to the Common Stock covered by the Stock Option shall terminate. Upon the exercise of any SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)    Settlement Amount.    Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for an SAR is the difference between the option price specified for the related Stock Option (or the exercise price otherwise determined under (a), above) and the fair market value of the underlying Common Stock on the date of exercise of the SAR.

(d)    Settlement Election.    Upon the exercise of any SARs, the Grantee shall have the right to elect the portions of the settlement amount that the Grantee desires to receive in cash and shares of Common Stock, respectively. For purposes of calculating the number of shares of Common Stock to be received upon settlement, shares of Common Stock shall be valued at their fair market value on the date of exercise of the SARs. Notwithstanding the foregoing, the Committee shall have the right (i) to disapprove a Grantee’s election to receive such settlement in whole or in part in cash, and to require that shares of Common Stock be delivered in lieu of cash or (ii) to require that settlement be made in cash if the Company does not or may not in the future have sufficient shares authorized for issuance. If shares of Common Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)    Exercise.    Any SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable.

8.    Phantom Stock

(a)    General Provisions.    The Committee may grant Phantom Stock in such amounts as it deems appropriate. Phantom Stock shall give the Grantee the right to receive shares of Common Stock on a conversion date specified by the Committee. The Committee may establish conditions on the conversion of Phantom Stock and restrictions on vesting, if any, as it deems appropriate. The period of years during which a Phantom Stock Grant will be subject to any vesting restrictions shall be set forth in the Grant Letter and designated as the “Restriction Period”. All vesting restrictions imposed under a Phantom Stock Grant shall lapse on such date or dates as the Committee may approve, except that upon a Change of Control of the Company, all restrictions shall immediately lapse and the Phantom Stock shall become fully vested. In addition, the Committee, in circumstances that it deems equitable, may determine as to any or all Phantom Stock Grants that the Grants shall not be subject to vesting restrictions, or that the restrictions shall lapse notwithstanding any Restriction Period. Each share of Phantom Stock shall be granted at full value with no exercise price.

(b)    Number of Shares of Phantom Stock; Accounts.    The Committee, in its sole discretion, shall determine the number of shares that will be granted pursuant to each Phantom Stock Grant. The Company shall credit to a bookkeeping account established on its records all shares of Phantom Stock credited to a Grantee.

(c)    Requirement of Relationship with Company.    Except as provided in the Grant Letter, if the Grantee’s relationship with the Company (as an employee or non-employee member of the Board, as the case may be) terminates during any period designated in the Grant Letter as the Restriction Period, the Phantom Stock Grant shall terminate as to all shares covered by the Grant as to which vesting restrictions have not lapsed, and such shares shall be forfeited. The Committee may, in its sole discretion, provide for complete or partial exceptions to the provisions of this Section 8(c).

(d)    Dividend Equivalents.    The Company shall credit dividend equivalents on Phantom Stock as and when dividends are payable on Common Stock. Dividend equivalents shall be converted to additional shares of Phantom Stock on the dividend payment date and credited to the Grantee’s accounts.

(e)    Conversion.    On the date specified in the Grant Letter as the conversion date for the Grantee’s Phantom Stock, the Grantee shall receive in settlement of such Phantom Stock a number of shares of common Stock equal to the Phantom Stock then credited to the Grantee’s account. Payment shall be made in whole shares of Common Stock, with fractional shares paid in cash.

(f)    No Rights as a Shareholder.    A Grantee shall not have any rights as a stockholder with respect to any Phantom Stock, and Grantees shall be unsecured creditors of the Company with respect to Phantom Stock Grants.

9.    Transferability of Options and Grants

(a)    Restrictions on Transferability.    Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 9(b) below. No individual Grantee may transfer those rights except by will or by the laws of descent and distribution or, in the case of a Nonqualified Stock Option, if permitted by the Committee in its sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder or pursuant to Section 9(b) below. Upon the death of an individual Grantee, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)    Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

10.    Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person shall become the Beneficial Owner in the aggregate of 20% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least seventy-five percent (75%) of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent (75%) of the directors in office at the time of such election or nomination who were directors at the beginning of such period. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity; and “Beneficial Owner” shall mean:

(i)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii)    where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.

11.    Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

12.    Shareholder Approval

The Plan is subject to and no Options shall be exercisable hereunder until after approval of the Plan by holders of a majority of the shares of the stock of the Company present or represented by a proxy in a separate vote at a duly held meeting of the stockholders of the Company within twelve months after the date of the adoption of the Plan by the Board.

13.    Amendment and Termination of the Plan and Grants

(a)    Amendment.    The Board may amend or terminate the Plan at any time, subject to the following limitations:

(1)    the approval by the stockholders of the Company and approval by the Committee shall be required in respect of any amendment to the extent then required by applicable law or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or any other applicable exchange; and

(2)    the Board shall not amend the Plan without stockholder approval if such amendment would cause the Plan, any Grant or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Exchange Act (or any successor provision), or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 5(b) above or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(c) above.

(b)    Termination of Plan.    The Plan shall terminate on December 31, 2006, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders.

(c)    Termination and Amendment of Outstanding Grants.

(1)    General.    A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 21(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 21(b) below or may be amended by agreement of the Company and the Grantee which is consistent with the Plan.

(2)    No Repricing.    Neither the Company, the Board nor the Committee shall, without the further approval of the stockholders of the Company either prior or subsequent to such action, authorize (i) the amendment of any outstanding Grant to reduce the exercise price per share of such Grant, or (ii) the cancellation and replacement of such Grant in exchange for a Grant having a lower exercise price per share, except for an exchange in connection with a merger, consolidation, acquisition, reorganization, spin-off or other corporate transaction. This Section 13(c)(2) is intended to prohibit the repricing of “underwater” Grants and shall not be construed to prohibit the adjustments provided for in Section 3(b) of this Plan.

14.    Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

15.    Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, non-employee member of the Board, independent contractor, consultant or otherwise.

16.    Withholding of Taxes

The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock upon the exercise of a Stock Option, SAR, or Phantom Stock Grant or the acceptance of a Restricted Stock Grant shall be conditioned upon the Grantee’s compliance with the requirements of this section to the satisfaction of the Committee.

17.    Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

18.    Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option, Restricted Stock Grant, SAR or Phantom Stock Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

19.    Headings

The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content of the section shall control.

20.    Effective Dates

(a)    Effective Date of the Plan.    The Plan shall be effective as of January 1, 1995, subject to the approval of the Company’s stockholders within 12 months after such effective date.

(b)    Effectiveness of Section 16 Provisions.    The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall be effective, if at all, upon the registration of the Common Stock under the Exchange Act, and shall remain in effect thereafter for so long as the Common Stock is registered under the Exchange Act.

21.    Miscellaneous

(a)    Substitute Grants.    The Committee may make a Grant to an employee, a non-employee director, or an independent contractor or consultant of another corporation, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or an Affiliate and such other corporation. Any such Grant shall be made in substitution for a stock option or restricted stock grant granted by the other corporation (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law.    The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

The amendment and restatement of the Radian Group Inc. Equity Compensation Plan was adopted by the Board of Directors of the Company on February 10, 2004, to be submitted to the stockholders of the Company for their approval as of May 11, 2004.

APPENDIX B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RADIAN GROUP INC.

FIRST:    CORPORATE NAME. The name of the corporation is Radian Group Inc. (hereinafter referred to as the “Corporation”).

SECOND:    REGISTERED OFFICE. The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:    CORPORATE PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:    CAPITAL STOCK.

4.1    Authorized Shares.    The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is two hundred twenty million (220,000,000) shares of capital stock, of which two hundred million (200,000,000) shares shall be Common Stock, par value $.001 per share (“Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, par value $.001 per share (“Preferred Stock”).

The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

4.2    Common Stock.

(a)	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors in accordance with this Article FOURTH.

(b)	Voting. Each holder of Common Stock shall be entitled to one vote for each share thereof held by such holder for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(c)	Dividends. Dividends may be declared and paid on the Common Stock from assets lawfully available therefore as and when determined by the Board of Directors, subject to any preferential dividend rights of any then outstanding Preferred Stock.

(d)	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

4.3    Authority of Board of Directors to Fix Terms of Preferred Stock.    The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have the full authority permitted by law to establish one or more series and the number of shares constituting each such series and to fix by resolution full or limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the Preferred Stock that may be desired. Subject to the limitation on the total number of shares of Preferred Stock which the Corporation has authority to issue hereunder, the Board of Directors is also authorized to increase or decrease the number of shares of any series, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:    BOARD OF DIRECTORS.

5.1    Number; Election.    The Board of Directors of the Corporation shall consist of such number of directors, which number shall not be less than 9 or more than 14, as shall be fixed from time to time by resolution of the Board. Notwithstanding the original length of the term to which any director of the Corporation was elected prior to the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the terms of office of all directors who hold office immediately prior to the closing of the polls for the election of directors at the annual meeting of stockholders of the Corporation held in 2005 shall expire at such time. At each annual meeting of stockholders beginning with the annual meeting of stockholders of the Corporation held in 2005, the Board of Directors shall not be classified, and the directors of the Corporation, other than those who may be elected by the holders of any then outstanding Preferred Stock, shall be elected by the stockholders entitled to vote at such meeting, and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, subject to their prior death, resignation or removal from office.

5.2    Qualifications.    No person shall be appointed or elected a director of the Corporation unless:

(a)	such person is elected to fill a vacancy in the Board of Directors (including any vacancy resulting from any increase in the authorized number of directors) by a vote of the majority of the Board of Directors then in office, and any director so elected shall hold office until the next election of the Board of Directors and until a successor shall have been elected and qualified, subject to such director’s prior death, resignation or removal from office; or

(b)	the name of such person, together with such consents and information concerning present and prior occupations, transactions with the Corporation or its subsidiaries and other matters as may at the time be required by or pursuant to the By-laws, shall have been filed with the Secretary of the Corporation no later than a time determined by or pursuant to the By-laws immediately preceding the annual or special meeting at which such person intends to be a candidate for director.

5.3    Removal of Directors.    Directors of the Corporation may only be removed for cause by a vote of the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors. No decrease or increase in the size of the Board of Directors shall shorten or otherwise affect the term of any incumbent director.

5.4    Elections of Directors.    Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SIXTH:    BY-LAWS.    The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

SEVENTH:    LIABILITY OF DIRECTORS.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware

General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended or supplemented to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended or supplemented from time to time. Any repeal or modification of this Article SEVENTH shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:    INDEMNIFICATION.    The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended or supplemented from time to time, indemnify any and all past, present and future directors and officers of the Corporation from and against any and all costs, expenses (including attorneys’ fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation, including service with respect to an employee benefit plan. The right of indemnification provided in this Article EIGHTH shall not be exclusive, and shall be in addition to any rights to which any person may otherwise be entitled by law, under the By-laws of the Corporation, or under any agreement, vote of stockholders or directors, or otherwise. Any repeal or modification of this Article EIGHTH shall be prospective only, and shall not adversely affect the rights of any person referred to in this Article EIGHTH for or with respect to acts or omissions occurring prior to such repeal or modification.

NINTH:    AMENDMENTS.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

APPENDIX C

Radian Group Inc.

Guidelines of Corporate Governance

The Board of Directors (“the Board”) of Radian Group Inc. (“Radian” or “the Company”) has established guidelines for corporate governance based on an assessment of the best corporate practices and the best approach for Radian. These guidelines are revised when the Board determines that changes are appropriate. Independent directors make decisions on matters of corporate governance.

Role and Composition of the Board of Directors

The Board is elected by the shareholders. The directors’ fundamental responsibility is to exercise their business judgment in a manner they reasonably believe to be in the best interests of the Company and its shareholders.

1.    Board Composition.

The Board determines the number of directors and ensures that a substantial majority of directors are independent directors, as defined in Appendix A. The Board selects members who are able and prepared to devote sufficient time and effort to the Company. The Board formally assesses the directors’ relevant skills and characteristics, financial expertise, and diversity of experiences and backgrounds, and in its nomination and selection process strives to supplement and/or complement the breadth and depth of Board expertise.

Shareholders may recommend qualified individuals to be considered for director, as provided in the Company’s bylaws.

On matters of corporate governance, the Board decisions will be made by the independent Directors.

2.    Board Leadership.

The Board elects a Chairman, who presides over the meetings of the Board, directs that meetings of the Board be called, and sets the Board meeting agendas with input from the Lead Director. The Board elects an independent director as either a non-executive Chairman or as Lead Director. Radian currently functions with a Lead Director who also serves as the chair of the Executive Committee. The Lead Director presides at executive sessions of the Board, sets the agenda for executive sessions with appropriate input from Board members, assists in keeping the Board current on Company matters, and facilitates communication between the Board and the CEO. The Chairman and Lead Director serve as ex-officio members of each Board committee and may attend all committee meetings. Additionally, the Lead Director facilitates the evaluation process of the Board in its review of the CEO’s performance and communicates the results of the performance review with the CEO.

3.    Selection of the CEO

The Board elects the CEO. The CEO is the senior executive of the Company and is responsible for:

•	Providing strong, ethical and principled leadership of the Company’s businesses

•	Establishing the Company’s mission and core values

•	Determining corporate strategies and policies

•	Ensuring complete and accurate disclosures of financial, operational and management matters to the Board for its consideration in the approval process

•	Ensuring the regulatory compliance and integrity of all financial filings and other corporate communications,

•	Providing data and information to the Board so that the directors may be current with respect to Company, industry, and corporate governance matters, and

•	Acting as the primary spokesperson for the Company in all public matters.

The Board may select the same person to serve as both Chairman and CEO.

4.    Board Member Orientation, Stock Ownership, Term Limits and Retirement.

New directors undergo appropriate orientation to understand Radian’s businesses, management and systems of internal controls.

Each director maintains a minimum direct investment in common shares of Radian equal to $350,000 or approximately two years’ total compensation as a Board member. Directors have a four year phase in period to achieve their minimum holdings.

The Board does not believe it should establish term limits for directors. Directors may not stand for election beyond age 72.5.

5.    Service on Other Boards.

Directors may not serve on more than two other public company Boards.

6.    Change of Responsibility of Director.

Any significant change in the business activities of a Board member, including directorships or chair positions in other companies, together with the director’s offer to resign from the Board, are required to be promptly communicated to the Lead Director and Chair of the Governance Committee for review of possible conflicts of interest. The Board will then determine if the change warrants acceptance of the director’s offer of resignation.

Board Meetings

1.    Meeting Frequency and Agenda

The Board holds regularly scheduled quarterly meetings and calls special meetings as appropriate. The Chairman, with input from the Lead Director, sets the agenda for Board meetings that include the items necessary for appropriate Board action and oversight.

2.    Board Materials and Management Presentations.

Information that is important to the Board’s understanding of the business is distributed as far in advance as possible (ideally at least seven business days) so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material and other matters. The Board encourages the Chairman to schedule managers with expertise and accountability for agenda items under consideration to present at Board meetings.

3.    Independent Directors’ Discussion.

The Board holds regularly scheduled executive sessions at which management, including the CEO, is not present. The Lead Director chairs the meetings of independent directors and carries out further responsibilities that the independent directors designate from time to time. Board committees may also hold executive sessions at which management, including the CEO, is not present.

4.    Corporate Strategy and Annual Operating Plan

The Board ratifies Radian’s long-term strategic plan and the annual operating plans, as well as the plans of each of its major business units.

•	The plans include the following components:

•	Assessment of markets, products, and customers for each major business segment.

•	Review of the competitive strengths and weaknesses of Radian along with opportunities and threats to its position in the marketplace.

•	Review of key success factors — including technological leadership, product attributes, and other elements necessary to maintain a competitive advantage.

•	Review of critical factors affecting human capital.

•	Assessment of the financial flexibility, integrity and strength of each corporate entity and the Company as a whole.

•	Analysis of the short and long term returns on risk adjusted capital.

•	Goals, objectives and implementation plans.

The annual operating plan ties into the strategic plan, but emphasizes the ensuing fiscal year’s goals, objectives and key milestones. The operating plan is reviewed against budget quarterly, or more frequently if circumstances require.

Board Committees

The Board carries out certain of its responsibilities through its committees. Committees have access to necessary resources, including Radian employees and outside consultants, as they deem necessary. Each committee has a Board-approved charter to carry out its responsibilities. The Board continues its committee oversight throughout the year by hearing reports of the committee chairs at each Board meeting and having access to the written minutes of the various committee meetings.

1.    Number, Structure and Purpose of Committees.

The Board has five committees: Audit and Risk Management, Compensation and Human Resources, Executive, Governance and Investment. With the exception of the Executive Committee, all committees consist entirely of independent directors.

2.    Committee Roles and Responsibilities.

Each committee is charged with developing a charter for approval by the Board, which defines its purpose, responsibilities and procedures. The following is an outline of each committee’s basic role.

•	Audit and Risk Management:

The Committee assists the Board in its responsibilities related to the integrity and reporting of the Company’s quarterly and annual financial statements, the independence and performance of the Company’s internal and external auditors, the Company’s system of internal controls and mechanisms for receiving complaints or orders regarding the Company’s accounting procedures.

The Committee is directly responsible for the appointment, compensation and oversight of the external auditors who audit the Company’s financial statements.

The Committee reviews, prior to release, the annual audited financial statement information including management’s discussion and analysis and the unaudited quarterly financial information.

The Committee oversees the Company’s risk management operations.

The function of the Committee is oversight. Management remains in the first instance responsible for the preparation, presentation and integrity of the Company’s financial statements and public disclosures. Management is also responsible for maintaining appropriate accounting and financial policies and internal controls along with procedures designed to assure compliance with accounting standards and applicable laws and regulations. Internal audit examines and evaluates business processes including the Company’s system of internal controls. The external auditor is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards. Both the Director of Internal Audit and the external accounting firm report directly to the Committee. The Company requires rotation of the lead partner and the concurring partner of the Company’s external auditor every five years and rotation of other partners every seven years.

•	Executive:

The Executive Committee is composed of the CEO and three independent directors, one of whom is the Lead Director. The Lead Director is chair of the Committee. The Committee facilitates strategic transactions and other matters on behalf of the Board, when directed by the Board. In addition, the Committee acts as counsel and advisor to the CEO and other executive management between regular meetings of the full Board.

•	Governance:

The Governance Committee oversees the process of Board governance, recommends qualified directors for nomination and election by shareholders and recommends committee membership and chairs to the Board. In its nomination and selection process, the Committee strives to supplement and/or complement the breadth and depth of Board expertise with a focus on assessing the directors’ relevant skills and characteristics, financial expertise, and diversity of experience and backgrounds.

In conjunction with the governance process, the Committee recommends appropriate performance criteria for the Board to evaluate itself and its members. Criteria for individual evaluation include the director’s attendance record, preparedness, participation, contribution, continuing education and candor. The Committee sponsors an annual process by which the Board can assess its effectiveness. The Committee also regularly examines the governance process in light of both external and internal issues and makes appropriate recommendations to the Board for any change.

•	Compensation and Human Resources:

The Compensation and Human Resources Committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries. The Committee establishes the annual salary of all senior corporate and principal subsidiary officers (except the CEO, which is approved by the full Board).

Annually, the Committee reviews with the CEO and head of human resources the quality and depth of the pool of competent, qualified managers throughout the organization as well as the Company’s management development practices and programs. The Committee reviews the performance and potential of key executives and management’s efforts to identify and develop high potential individuals to ensure the continuity of senior leadership. To assist the Committee, the CEO provides an assessment annually of persons considered potential successors to certain senior management positions. The Committee reports in the Company’s annual proxy the basis on which executive compensation was determined for that year.

•	Investment:

The Investment Committee establishes investment policy guidelines and monitors progress toward achieving investment objectives. The Committee regularly reviews and evaluates the performance of the investment portfolio and the investment managers and other investment professionals to ensure adherence to policy guidelines.

2.    Assignment of Committee Members.

Annually, the Board appoints committee members and chairs. The Board believes that consistency and experience within committees is an important governance element and rotates committees as needs and skills may require.

3.    Frequency, Length and Agenda of Committee Meetings.

The chair of each committee assures compliance with applicable regulatory requirements with respect to its oversight responsibilities. The chair determines the frequency, length and agenda of committee meetings. Every Board member may suggest agenda items for any committee meetings.

4.    Committee Minutes and Records

Committees are required to maintain appropriate minutes of each meeting and make timely reports to the Board with recommendations for approval as the committee’s actions may warrant.

5.    Continuing Education

Each independent director is encouraged to participate in continuing education programs provided by Radian on the Company and its businesses as well as participate in appropriate external education programs involving their committee roles and responsibilities. Subject to the approval of the Lead Director, the Company reimburses the director for the cost of related external education.

Evaluation and Management Succession

As an ongoing process, the Board examines itself, its governance policies, its practices, and performance as well as the performance of the CEO and the Company’s senior managers together with the Company’s management succession plan.

1.    Board Self-Assessment.

The Governance Committee conducts an annual assessment of each director’s board performance as well as a review of the performance of the Board and its committees. The assessment process also includes a separate evaluation of the Lead Director. The Governance Committee chair conveys the results of the personal evaluation to each director and the overall assessment on the Board and its committees to the full Board.

2.    Annual Evaluation of the CEO.

The independent directors perform an annual evaluation of the performance of the CEO based on criteria, including the performance of the business, accomplishment of long-term strategic objectives and development of management team and a corporate culture that sets high standards of performance, accountability and ethical behavior. The Board conveys results of the evaluation to the CEO. The CEO then discusses the evaluation with the Board and his goals for the ensuing year.

Corporate Responsibility Officer

In conjunction with these guidelines the Board has empowered a Corporate Responsibility Officer with the authority to take such actions as he deems necessary to safeguard the interests of the Company and its shareholders under whatever circumstances may occur, subject however to the concurrence of the CEO, Lead Director, Audit Chair or Governance Chair with respect to taking any material action. At Radian, this individual is also currently the General Counsel. The Corporate Responsibility Officer reports directly to the Audit Chair and the Governance Chair on matters of significance to the Company or matters involving misconduct by senior management or any employee of the Company.

Corporate Responsibility Officer Role and Responsibilities:

1.	Monitor and ensure compliance with relevant statutes, regulations and stock exchange rules regarding corporate governance matters.

2.	Report to the Governance Committee (the “Committee”) all material developments regarding corporate governance practices, issues and requirements.

3.	Report to the Committee any concerns regarding corporate governance raised internally or externally.

4.	Work with the Committee to establish appropriate governance rules and procedures.

5.	Ensure compliance with all governance rules and procedures across Radian’s businesses.

6.	Take any actions necessary to enforce compliance with the governance rules and procedures, subject to the concurrence of the CEO, Lead Director, Audit Chair or Governance Chair with respect to taking any material action.

7.	Monitor the activities of the Compliance Officer under the Code of Conduct and Ethics and provide guidance regarding interpreting the Code of Conduct and Ethics.

8.	Promptly inform the Committee of any violations of the Code of Conduct and Ethics.

9.	Ensure that the D&O liability underwriters are informed of Radian’s corporate governance practices.

Shareholders

The Company believes that delivering superior performance is the best approach to building shareholder value. The Board develops, reviews and approves its Governance Guidelines annually.

Adopted by the Board, February 10, 2004

Appendix A

Definition of Outside Independent Director

Consistent with the Sarbanes-Oxley Act of 2002, as amended, and the regulations of the New York Stock Exchange, a director is considered independent under the following circumstances:

1.	No present or former (in past five years) employment by Radian

2.	No significant financial or personal tie, directly or through an organization, to Radian or its management that could compromise the director’s objectivity

3.	No regular performance of services for Radian, directly or through an organization, if a disinterested observer would consider the service material

4.	No commercial transactions between Radian and the director, directly or through an organization, unless conducted at arm’s length in the ordinary course of business and the relationship does not interfere with the individual’s ability to exercise independent judgment or loyalty to shareholders

5.	No present or former (in past five years) employment or affiliation with Radian’s independent auditing firm

6.	No present or former (in past five years) employment by a company on whose compensation committee a Radian executive officer serves

7.	No immediate family members in the foregoing categories.

APPENDIX D

Dated: November 2003

Radian Group Inc. Audit and Risk Management Committee

Pre-Approval Policy for Audit and Non-Audit Services

The Audit and Risk Management Committee (the “Committee”) of Radian Group Inc. (the “Company”) is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Pre-approval can be effected in either of two ways: (1) general approval of services for a fiscal year (or other period) pursuant to this Policy or (2) separate consideration by the Committee on a case-by-case basis.

For either type of pre-approval, the Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Committee is mindful of the overall relationship of fees for audit and non-audit services, and particularly the ISS policy relating thereto, in determining whether to pre-approve services. For each fiscal year, the Committee may determine the appropriate ratio between the total fees for Audit Services, Audit-Related Services and Tax Services, and the total fees for All Other Services.

The appendices to this Policy describe the Audit Services, Audit-Related Services, Tax Services and All Other Services that have the pre-approval of the Committee. The services listed in the appendices are pre-approved for the Company’s fiscal year indicated, unless the Committee specifically provides for a different period. The Committee will review the list of pre-approved services at least annually, and may modify the list of pre-approved services at any time based on subsequent determinations.

I.    DELEGATION

To ensure prompt handling of unexpected matters, the Committee delegates pre-approval authority to the Chairman of the Committee (i) to modify the list of services pre-approved under this Policy and (ii) to give separate pre-approval of services not already pre-approved under this Policy. The Chairman shall report to the Committee at its next scheduled meeting any pre-approval decisions made.

The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.    PROCEDURES

Obtaining Separate Pre-Approvals.    Requests or applications to provide services that require separate approval by the Committee will be submitted to the Committee (or to the Chairman, as permitted under Section I) by both the independent auditor and the Senior Internal Audit Executive, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Reporting on Services Pre-Approved Under this Policy.    The independent auditor will inform the Committee at its regularly scheduled meetings as to all services pre-approved under this Policy that are actually being performed by the independent auditor, or have been completed since the Committee’s last meeting.

III.    AUDIT SERVICES

The annual Audit Services engagement terms and fees will be subject to the separate pre-approval of the Committee at its March meeting. The Committee will also separately approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit Services engagement to be separately approved by the Committee, the Committee may grant pre-approval for other Audit Services, which are those services that only the independent auditor reasonably can provide. The Committee has pre-approved such other Audit Services listed in Appendix A. All other Audit Services not listed in Appendix A must be separately pre-approved by the Committee.

IV.    AUDIT-RELATED SERVICES

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee has pre-approved the Audit-Related Services listed in Appendix B. All other Audit-Related Services not listed in Appendix B must be separately pre-approved by the Committee.

V.    TAX SERVICES

The Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Committee has pre-approved the Tax Services listed in Appendix C. All Tax Services not listed in Appendix C must be separately pre-approved by the Committee.

VI.    ALL OTHER SERVICES

The Committee may grant pre-approval to those non-audit services not otherwise prohibited by the SEC’s rules, and classified as All Other Services, which it believes are routine and recurring services and would not impair the independence of the auditor. The Committee has pre-approved the All Other Services listed in Appendix D. Permissible All Other Services not listed in Appendix D must be separately pre-approved by the Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Appendix A to Pre-Approval Policy

Pre-Approved Audit Services for Fiscal Year 2004

Service

Statutory audits or financial audits for subsidiaries or affiliates of the Company

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal controls

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies

(Note: See also Appendix B—under SEC rules, some consultations may be “Audit-Related Services” rather than “Audit Services”)

Appendix B to Pre-Approval Policy

Pre-Approved Audit-Related Services for Fiscal Year 2004

Service

Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies

(Note: See also Appendix A—under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation

Appendix C to Pre-Approval Policy

Pre-Approved Tax Services for Fiscal Year 2004

Service

U.S. federal, state and local tax planning and advice

U.S. federal, state and local tax compliance

International tax planning and advice

International tax compliance

Review or preparation of federal, state, local and international income, franchise, and other tax returns

Licensing or purchase of income tax preparation software from the independent auditor, as long as the functionality is limited to preparation of tax returns.*

*	If the software performs functions additional to preparation of tax returns, each function must be evaluated separately for its potential effect on the auditor’s independence.

Appendix D to Pre-Approval Policy

Pre-Approved All Other Services for Fiscal Year 2004

None.

Exhibit 1 to Pre-Approval Policy

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

•	Any other service the Public Company Accounting Oversight Board determines is impermissible

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures, because determining materiality is itself a matter of audit judgment.

RADIAN GROUP INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2004

Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Frank P. Filipps, Howard S. Yaruss, and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of common stock of Radian Group Inc., (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1601 Market St., 11th floor, Philadelphia, PA, on Tuesday, May 11, 2004 at 9:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated in each case April 8, 2004. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock are expressly revoked.

RADIAN GROUP INC.

P.O. BOX 11024

NEW YORK, N.Y. 10203-0024

To include any comments, please mark this box.	☐

Ú  DETACH PROXY CARD HERE  Ú

☐	Sign, Date and Return the	☒
	Proxy Card Promptly Using	Votes must be indicated
	the Enclosed Envelope.	(x) in Black or Blue ink.

This proxy is solicited on behalf of Radian’s Board of Directors. Proposals 1 through 4 below are proposed by Radian, and this proxy card will be voted “FOR” Proposals 1 through 4 below if no choice is specified.

1. To elect four directors for terms of three years each, to serve until their successors shall be elected and qualified.	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	*	☐

Nominees: 01 - James W. Jennings, 02 - Roy J. Kasmar, 03 - Herbert Wender and 04 - Jan Nicholson;

*(Instructions: To withhold authority to vote for any individual nominee(s), mark the “Exceptions*” box and write that nominee name(s) on the following blank line.)

Exceptions ___________________________________________________________________________________________________________________________

	FOR	AGAINST	ABSTAIN

2. To amend and restate Radian’s Equity Compensation Plan.	☐	☐	☐

3. To adopt Radian’s Amended and Restated Certificate of Incorporation.	☐	☐	☐

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2004.	☐	☐	☐

To change your address, please mark this box.			☐

        S C A N    L I N E

Please sign exactly as name or names appear on this proxy card. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or authorized officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

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